Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

CDRT Acquisition Corporation

CDRT Merger Sub, Inc.

and

Emergency Medical Services Corporation

Dated as of February 13, 2011

EXECUTION VERSION

i

ii

iii

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER, dated as of February 13, 2011 (this “Agreement”), among CDRT Acquisition Corporation, a Delaware corporation (“Parent”), CDRT Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”), and Emergency Medical Services Corporation, a Delaware corporation (the “Company”).

Each of Parent, Sub and the Company are referred to herein as a ‘‘party” and together as the “parties”.  Capitalized terms used and not otherwise defined herein have the meanings set forth in Article I.

R E C I T A L S

The respective boards of directors of each of Parent, Sub and the Company have unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of their respective stockholders and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement.

The Board of Directors has recommended that the Company’s stockholders vote in favor of the adoption of this Agreement.

Concurrently with the execution and delivery of this Agreement, Parent and Sub have entered into a Unitholders Agreement with the Principal Stockholders (the “Unitholders Agreement”), pursuant to which, among other things, the Principal Stockholders agree to take specified actions, exercise certain rights and refrain from taking other actions or exercising other rights in furtherance of the Merger, including to (i) take all actions necessary to exchange all of the LP Exchangeable Units into Class B Common Stock immediately prior to the Effective Time, (ii) agree not to sell, transfer or encumber the LP Exchangeable Units, except by exchanging the LP Exchangeable Units into shares of Class B Common Stock immediately prior to the Effective Time and (iii) direct the vote of their respective interests in the Class B Special Voting Share in favor of the adoption of this Agreement, in each case as set forth in the Unitholders Agreement.

After the Stockholder Approval is obtained, Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the merger (the ‘‘Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby, except as expressly provided in Section 3.01, each issued and outstanding share of Company Common Stock immediately prior to the effective time of the Merger (including shares of Company Common Stock issued upon the exchange of the LP Exchangeable Units, as provided in Section 3.01(c)(i)) will be cancelled and converted into the right to receive the Merger Consideration.

Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

A G R E E M E N T

The parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01           Certain Definitions.  For purposes of this Agreement:

(a)           “Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement (including any waivers thereof or amendments thereto) that contains confidentiality and standstill provisions that are no less favorable to the Company and no more favorable to any such third party than those contained in the form of confidentiality agreement included in Section 1.01(a) of the Company Disclosure Schedule.

(b)           “Affiliate” means, as to any Person, any other Person that, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.  As used in this definition, “control”  (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of voting interests, by Contract or otherwise.

(c)           “Affiliated Medical Group” means a professional corporation, association, limited liability company or other professional entity owned by one or more physicians for which a Subsidiary of the Company or another Affiliated Medical Group of the Company provides management services pursuant to an Affiliated Medical Group Physician Services Agreement or an Affiliated Medical Group Management Services Agreement and whose physician owners have entered into a Stock Transfer and Option Agreement and an Indemnity Agreement.

(d)           “Affiliated Medical Group Management Services Agreement” means an agreement between an Affiliated Medical Group and a Subsidiary of the Company pursuant to which such Subsidiary provides management services to the Affiliated Medical Group for its operations at one or more hospitals and/or other healthcare facilities.

(e)           “Affiliated Medical Group Physician Services Agreement” means an agreement between an Affiliated Medical Group and a Subsidiary of the Company pursuant to which the Affiliated Medical Group provides professional medical services at one or more hospitals and/or other healthcare facilities under contract with such Subsidiary and the Subsidiary provides management services to the Affiliated Medical Group.

(f)            “Antitrust Laws” means the HSR Act, the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914 and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

(g)           “Billing Entity” means a partnership, limited liability company or other entity whose only significant activity is invoicing and collecting payments for professional medical services on behalf of an Affiliated Medical Group or a Subsidiary and transfers all of its revenue on a regular basis to such Affiliated Medical Group or Subsidiary.

(h)           “Board of Directors” means the Board of Directors of the Company.

(i)            “Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law or executive order to be closed.

(j)            “Class B Common Stock” means the Class B Common Stock, par value $0.01 per share, of the Company.

(k)           “Code” means the Internal Revenue Code of 1986, as amended, and regulations issued by the IRS pursuant thereto.

(l)            “Collective Bargaining Agreement” means any and all agreements, understandings, contracts, letters, side letters and contractual obligations of any kind, nature and description, oral or written, involving or entered into between any employer and any labor organization, union, employee association, agency or employee committee or plan.

(m)          “Company Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), each bonus, incentive, deferred compensation, vacation, stock purchase, stock option, restricted stock or other equity-based arrangement, severance, employment, change of control, termination, retention or fringe or other benefit or compensation plan, program, arrangement or agreement, whether written, or unwritten, formal or informal, that is sponsored, maintained, contributed or required to be contributed to by the Company or any of its Subsidiaries as of the date of this Agreement, in each case for the benefit of their current or former employees, officers, or directors.

(n)           “Company Common Stock” means the Class A Common Stock and the Class B Common Stock.

(o)           “Company Equity Awards” means the Company’s Restricted Shares, RSUs and Stock Options.

(p)           “Company Incentive Plans” means the Company’s Equity Option Plan, the Company’s 2007 Employee Stock Purchase Plan, the Company’s 2007 Amended and Restated Long-Term Incentive Plan (as amended on May 18, 2010) and the Non-Employee Director Compensation Program, collectively.

(q)           “Company Intellectual Property” means all Intellectual Property used in, held for use in or necessary for the conduct of the businesses of the Company and its Subsidiaries as currently conducted.

(r)            “Company Material Adverse Effect” means any change, effect, event, state of facts, development or occurrence that, individually or in the aggregate with all other changes, effects, state of facts, developments or occurrences is, or would be reasonably expected to be, materially adverse to the business, assets, condition (financial or otherwise) or results of operation of the Company and its Subsidiaries taken as a whole; provided, that none of the following shall either alone or in combination constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect:  any change, effect, event, state of facts, development or occurrence that arises out of or results from (i) general economic, credit, capital or financial markets or political conditions in the United States or elsewhere in the world, including with respect to interest rates or currency exchange rates, (ii) any outbreak or escalation of hostilities, acts of war (whether or not declared), sabotage or terrorism,

(iii) any hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster occurring after the date of this Agreement, (iv) any change in applicable Law or GAAP (or authoritative interpretation or enforcement thereof), (v) general conditions in the industries in which the Company and its Subsidiaries primarily operate, (vi) any failure, in and of itself, by the Company to meet any analyst projections or any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics before, on or after the date of this Agreement (provided that the underlying factors contributing to such failure shall not be excluded), (vii) any change in the market price or trading volume of the Class A Common Stock or the credit rating of the Company (provided that the underlying factors contributing to such changes shall not be excluded), (viii) other than for purposes of the representations and warranties made in Section 4.05 or, to the extent related to such representations and warranties, Section 7.02(a), the announcement and pendency of this Agreement and the Transactions, (ix) any action taken by the Company or its Subsidiaries required by this Agreement, or (x) the identity of, or any facts or circumstances relating to Parent, Sub or their respective Affiliates, except in the cases of clauses (i), (ii), (iii), (iv) or (v), to the extent that the Company and its Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which the Company and its Subsidiaries primarily operate (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been, or is reasonably expected to be, a Company Material Adverse Effect).

(s)           “Confidentiality Agreement” means the confidentiality agreement, dated as of November 28, 2010 by and between Clayton, Dubilier & Rice, LLC and the Company.

(t)            “Contract” means any contract, agreement, license, note, bond, mortgage, guarantee, indenture, commitment, understanding, lease, permit, authorization or other agreement, instrument obligation or binding arrangement, whether written or oral.

(u)           “Damages” means any and all losses, liabilities, claims, demands, judgments, damages, fines, suits, actions, costs and expenses.

(v)           “EMS LP” means Emergency Medical Services L.P., a Delaware limited partnership.

(w)          “EMS LP Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of EMS LP effective as of January 1, 2008 and identified in Section 1.01(w) of the Company Disclosure Schedule.

(x)            “Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(y)           “Financing Sources” means the Persons that have committed to provide or have otherwise entered into agreements in connection with the Debt Financing Commitment or alternative debt financings in connection with the Transactions and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates, officers, directors, employees, agents and representatives involved in the Debt Financing and their successors and assigns, including the parties named in Section 5.03.

(z)            “Fully Diluted Shares” means, as of any time (i) all shares of Class A Common Stock then issued and outstanding, (ii) all shares of Class A Common Stock issuable upon conversion of the Class B Common Stock then issued and outstanding and (iii) all shares of Class A Common Stock issuable upon conversion of the Class B Common Stock reserved for issuance upon exchange of the LP Exchangeable Units then outstanding.

(aa)         “Governmental Entity” means any national, supranational, state, provincial or local, whether domestic or foreign, government, any subdivision, agency, commission or authority thereof, any court of competent jurisdiction or any administrative, regulatory (including any stock exchange) or other agency, commission, or authority.

(bb)         “HMO” means a health maintenance organization.

(cc)         “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(dd)         “Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, including accrued and unpaid interest, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practice), (iv) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practice), (vi) any obligations of such Person under any lease of property, real or personal, which obligations are required to be classified as capital leases in accordance with GAAP, (vii) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions (valued at the termination value thereof), (ix) all letters of credit or performance bonds issued for the account of such Person and (x) all guarantees and keepwell arrangements of such Person of any Indebtedness of any other Person other than a wholly-owned Subsidiary of such Person.

(ee)         “Indemnity Agreement” means an agreement between the physician owner(s) of an Affiliated Medical Group and a Subsidiary of the Company pursuant to which the Subsidiary indemnifies the physician owner(s) for any liability arising out of the management services provided by the Subsidiary pursuant to an Affiliated Medical Group Physician Services Agreement or Affiliated Medical Group Management Services Agreement.

(ff)           “Intellectual Property” means all intellectual property including such rights in and to: (i) any patent, invention (whether or not reduced to practice or patentable), trademark and service mark (including any trade dress, logo and any other indicia of origin and the goodwill of any business symbolized thereby), trade name, Internet domain name, copyright and copyrightable work (whether or not registered), design and trade secret, (ii) application for and registration, issuance and renewals of any of the foregoing, (iii) lists (including customer and vendor lists), data, databases, processes, formulae, methods, specifications, schematics, plans, studies, technology, know-how, trade secrets, designs, ideas, research and development, improvements, web site and other content, computer software programs and related documentation, and other confidential or proprietary data and information, and (iv) computer software, data and databases including, but not limited to, object code, source code, operating and other systems, tools, firmware, related documentation and all copyrights therein.

(gg)         “IRS” means the Internal Revenue Service.

(hh)         “Knowledge of Parent” or “Knowledge of Parent or Sub” means the actual knowledge of any of the persons set forth in Section 1.01(hh) of the Parent Disclosure Schedule.

(ii)           “Knowledge of the Company” means the actual knowledge of any of the persons set forth in Section 1.01(ii) of the Company Disclosure Schedule.

(jj)           “Law” means any supranational, federal, national, state, provincial or local statute, law (including common law), ordinance rule or regulation of any Governmental Entity.

(kk)         “Liability” means liabilities, debts, claims or obligations of any nature, whether known, unknown, accrued, absolute, direct or indirect, contingent or otherwise, whether due or to become due.

(ll)           “Limited Guarantee” means the limited guarantee by the Sponsor, dated as of the date hereof, in favor of the Company with respect to certain obligations of Parent arising under, or in connection with, this Agreement.

(mm)       “LP Exchangeable Units” has the meaning set forth in the EMS LP Partnership Agreement.

(nn)         “Management Level Employee” means (i) for purposes of this Agreement other than Section 6.01(o), the Chief Executive Officer and President of each of the Company, EmCare, Inc. and American Medical Response, Inc., any employee (excluding administrative personnel) of the Company or any of its Subsidiaries who is a direct report of any such officer, and (ii) for purposes of Section 6.01(o), any employee with a title at the level of Vice President or higher.

(oo)         “Marketing Period” means the first period of 20 Business Days after the date hereof and after (x) the SEC shall have confirmed, orally or in writing, that it has no further comments on the Proxy Statement, and the Proxy Statement shall have been mailed to the holders of Company Common Stock and the Class B Special Voting Share as of the record date established for the Stockholders’ Meeting and (y) the ABL Access Period has been completed (or, if earlier, Parent shall have received a completed field audit and appraisal of the Company’s and its Subsidiaries’ accounts receivable and inventory in connection with obtaining an asset-based loan facility pursuant to the Debt Financing Commitment), throughout and at the end of which (a) Parent shall have the Required Information from the Company and (b) the condition set forth in Section 7.01(c) shall be satisfied and nothing has occurred and no condition exists that would be reasonably likely to cause any of the conditions set forth in Section 7.02 to fail to be satisfied assuming the Merger Closing were to be scheduled for any time during such 20 Business Day period; provided that (i) if any financial information for any fiscal period included in the Required Information becomes stale under Regulation S-X promulgated under the Securities Act, the Marketing Period shall be automatically extended for five Business Days following the date on which the Company has furnished the Parent with updated Required Information, and (ii) the Marketing Period shall not be deemed to have commenced if, after the date hereof and prior to the completion of the Marketing Period, (A) Ernst & Young LLP shall have withdrawn its audit opinion with respect to any financial statements contained in the Company’s most recently filed Annual Report on Form 10-K, in which case the Marketing Period shall not be deemed to commence unless and until five Business Days after a new unqualified audit opinion is issued with respect to such financial statements by Ernst & Young LLP or another nationally-recognized independent public accounting firm, or (B) the Company restates or the Board of Directors has determined to restate any historical financial statements of the Company, in which case the Marketing Period shall not be deemed to commence unless and until five Business Days after such restatement has been completed and the relevant SEC documents have been amended or the Board of Directors subsequently concludes that no restatement shall be required in accordance with GAAP.  If the Company in good faith reasonably believes it has provided the Required Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have provided the Required Information unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information and, within five Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which Required Information Parent reasonably believes the Company has not delivered or is not compliant).

(pp)         “Medical Professional” means any Person engaged by or otherwise providing professional, clinical services and/or medical administrative services for or on behalf of the Company or any of its Subsidiaries.

(qq)         “Medicare and Medicaid Programs” means governmental health insurance programs implemented under Titles XVIII and XIX of the Social Security Act.

(rr)           “NYSE” means the New York Stock Exchange.

(ss)         “Order” means any writ, judgment, order, injunction, award or decree of any Governmental Entity.

(tt)           “Onex Management Agreement” means the Management Agreement, dated February 10, 2005, by and among Onex Partner Manager LP, AMR HoldCo, Inc., and EmCare HoldCo, Inc.

(uu)         “Organizational Documents” means (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) the operating agreement or limited liability company agreement and the certificate of formation of any limited liability company; (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (vi) any amendment or modification to any of the foregoing.

(vv)         “Owned Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries used in, held for use in or necessary for the conduct of the business of the Company or any of its Subsidiaries as currently conducted.

(ww)       “person” or “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity.

(xx)          “PPO” means preferred provider organization.

(yy)         “Principal Stockholders” means the record owners of the LP Exchangeable Units.

(zz)          “Representatives” means, when used with respect to a Person, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, financial advisors, agents and other representatives of such Person and of any Subsidiary of such Person.

(aaa)       “Restricted Shares” means the shares of restricted Class A Common Stock granted under the Company Incentive Plans.

(bbb)      “RSU” means each “phantom” or notional restricted share unit awarded pursuant to the Company Incentive Plans.

(ccc)       “SEC” means the U.S. Securities and Exchange Commission.

(ddd)      “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(eee)       “Significant Subsidiary” has the meaning set forth in Rule 1-02 under Regulation S-X promulgated under the Exchange Act.

(fff)         “Stock Option” means any option to purchase shares of Class A Common Stock granted under a Company Incentive Plan other than the Company’s Employee Stock Purchase Plan.

(ggg)      “Stock Transfer and Option Agreement” means an agreement between the physician owner(s) of an Affiliated Medical Group and a Subsidiary of the Company pursuant to which such physician owner(s) agree to transfer the equity interests in the Affiliated Medical Group to a designee of the Subsidiary under certain circumstances.

(hhh)      “Subsidiary” of a Person means a corporation, partnership, limited liability company or other entity with respect to which such Person, directly or indirectly, (i) owns in excess of 50% of the outstanding capital stock, (ii) owns a right to more than 50% of the profits of such entity or (iii) possess the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  For the avoidance of doubt, EMS LP, each of its Subsidiaries and each Affiliated Medical Group is a Subsidiary of the Company.  No Billing Entity is deemed to be a Subsidiary of the Company for purposes of this Agreement.

(iii)          “Takeover Laws” means “moratorium,” “control share acquisition,” “business combination,” “fair price” or any other form of anti-takeover Laws of any jurisdiction that may purport to be applicable to the Company, Parent, Sub or any of their respective Affiliates as a result of this Agreement or the Transactions (including the Merger), including Section 203 of the DGCL.

(jjj)          “Transactions” means the transactions contemplated by this Agreement and the Unitholders Agreement.

(kkk)       “Treasury” means the United States Department of the Treasury.

(lll)          Each of the following terms is defined in the Section of this Agreement set forth opposite such term:

Defined Terms	Section

ABL Access Period	6.10(a)(v)
Acquisition Proposal	6.02(g)(i)
Affiliate Transaction	4.19
Agreement	Preamble
Alternative Acquisition Agreement	6.02(e)(i)
Appraisal Shares	3.01(d)
Authorizations	4.10(a)
Break-Up Fee	8.03(e)
Certificate	3.01(c)(i)
Certificate of Merger	2.03
Change of Recommendation	6.02(e)
Claim	6.07(b)
Class B Special Voting Share	4.02(a)
Company	Preamble
Company Disclosure Schedule	Article IV
Company Related Parties	8.03(b)
Converting Stock Option	3.04(a)
Credit Facility	4.03(a)
Cutoff Date	4.02(a)
Debt Financing	5.03
Debt Financing Commitment	5.03
Debt Payoff	6.10(a)(x)
DGCL	2.01
Effective Time	2.03
Engagement Letter	5.03
Environmental Laws	4.10(b)
Equity Award Amounts	3.04(d)
Equity Financing	5.03
Equity Financing Commitment	5.03
ERISA Affiliate	4.12(c)
Exchange Fund	3.03(a)
Fairness Opinion	4.23
Fee Letter	5.03
Financing	5.03
Financing Commitments	5.03
GAAP	4.06(b)
Government Contract	4.25
Governmental Program	4.18(b)
Hazardous Materials	4.10(b)
Health Care Authorizations	4.18(f)
Health Care Law	4.18(a)
Indemnified Party	6.07(a)
Indemnitees	6.10(c)
Interim Period	6.01
Labor Proceeding	4.13
Lien	4.05(b)
Litigation	4.09

Material Contract	4.11(a)
Merger	Recitals
Merger Closing	2.02
Merger Closing Date	2.02
Merger Consideration	3.01(c)(i)
Notice Period	6.02(e)(i)
Outside Date	8.01(b)(i)
Parent	Preamble
Parent Disclosure Schedule	Article IV
Parent Material Adverse Effect	5.02(b)
Parent Related Parties	8.02(b)
Parent Stock Option	3.04(a)
parties	Preamble
party	Preamble
Paying Agent	3.03(a)
Preferred Stock	4.02(a)
Proxy Date	6.03(c)
Proxy Statement	6.03(a)
Recommendation	20
Reimbursement Obligations	6.10(c)
Required Information	6.10(a)(v)
Restraints	7.01(c)
Sarbanes-Oxley Act	4.06(a)
SEC Documents	4.06(a)
Solvent	5.11
Sponsor	5.03
Stock Option Exchange Ratio	3.04(a)
Stockholder Approval	4.21
Stockholders’ Meeting	6.03(c)
Sub	Preamble
Superior Proposal	6.02(g)(ii)
Surviving Corporation	2.01
Tax	4.14(b)
Tax Return	4.14(b)
Taxes	4.14(b)
Termination Fee	8.03(c)
Transaction Litigation	6.04(c)
Triggering Event	8.01(e)
Unitholders Agreement	Recitals

ARTICLE II.

THE MERGER

Section 2.01           The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the ‘‘DGCL”), Sub shall be merged with and into the Company at the Effective Time.  Following the Effective Time, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.02           Closing.  The closing of the Merger (the “Merger Closing”) will take place at the offices of Debevoise & Plimpton LLP, located at 919 Third Avenue, New York, New York, 10022, at 10:00 a.m., New York City time, on the second business day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Merger Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions) unless another time, date or place is agreed to in writing by Parent and the Company; provided that if the Marketing Period has not ended at the time of the satisfaction or waiver of conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Merger Closing), then the Merger Closing shall occur instead on the date following the satisfaction or waiver of such conditions that is the earliest to occur of (a) any Business Day before or during the Marketing Period as may be specified by Parent on no less than two Business Days’ prior notice to the Company, and (b) the second Business Day immediately following the final Business Day of the Marketing Period.  The date on which the Merger Closing occurs is referred to in this Agreement as the “Merger Closing Date”.

Section 2.03           Effective Time.  Subject to the provisions of this Agreement, as promptly as reasonably practicable on the Merger Closing Date, the parties shall file a certificate of merger or a certificate of ownership and merger, as applicable (the “Certificate of Merger”), in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL, and shall make all other filings and recordings required under the DGCL.  The Merger shall become effective on such date and time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such other date and time as Parent and the Company shall agree and specify in the Certificate of Merger.  The date and time at which the Merger becomes effective is referred to in this Agreement as the ‘‘Effective Time”.

Section 2.04           Effects of the Merger.  The Merger shall have the effects set forth in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 2.05           Certificate of Incorporation and By-Laws.

(a)           At the Effective Time, the certificate of incorporation of the Company shall be amended to read in its entirety as the certificate of incorporation of Sub as in effect immediately prior to the Effective Time and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended (subject to Section 6.07(a)) as provided therein or by applicable Law; provided, however, that the name of Company shall not be amended, so that the name of the Surviving Corporation shall be “Emergency Medical Services Corporation”, and provided further that the provisions of Sub’s certificate of incorporation related to the incorporator of Sub shall be omitted from the certificate of incorporation of the Surviving Corporation.

(b)           At the Effective Time, the by-laws of the Company shall be amended to read in their entirety as the by-laws of Sub as in effect immediately prior to the Effective Time and shall be the by-laws of the Surviving Corporation until thereafter changed or amended (subject to Section 6.07(a)) as provided therein or by applicable Law.

Section 2.06           Directors.  At the Effective Time, the directors of Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.07           Officers.  At the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.08           Taking of Necessary Action.  If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Sub, the Surviving Corporation, the board of directors of the Surviving Corporation and officers of the Surviving Corporation shall take all such lawful and necessary action, consistent with this Agreement, on behalf of the Company, Sub and the Surviving Corporation.

ARTICLE III.

EFFECT OF THE MERGER ON THE
CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

Section 3.01           Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock, the Class B Special Voting Share, any LP Exchangeable Units or any shares of capital stock of Parent or Sub:

(a)           Capital Stock of Sub.  Each share of capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of Capital Stock of the Surviving Corporation.

(b)           Cancellation of Treasury Stock and Parent-Owned Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is directly owned by the Company as treasury stock, or by Parent or Sub at such time, shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)           Conversion of Company Common Stock and Class B Special Voting Share.

(i)            Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares to be canceled in accordance with Section 3.01(b) and, except as provided in Section 3.01(d), the Appraisal Shares, but including shares of Class B Common Stock that are issued immediately prior to the Effective Time in exchange for LP Exchangeable Units) shall be converted into the right to receive $64.00 in cash, without interest (the “Merger Consideration”).  At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a ‘‘Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(ii)           The Class B Special Voting Share shall be converted into the right to receive $1.00 in cash, without interest, and shall no longer be outstanding and shall cease to exist, and the book-entry thereof that immediately prior to the Effective Time represented such share shall cease to have any rights with respect thereto, except the right to receive $1.00.

(d)           Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the ‘‘Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 3.01(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL.  At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262 of the DGCL.  Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 of the DGCL shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration, as provided in Section 3.01(c), without any interest thereon.  The Company shall give prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock or written threats thereof, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

Section 3.02           Adjustment to Merger Consideration.  Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, there shall be any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time, the Merger Consideration as provided in Section 3.01(c)(i) shall be equitably adjusted by Parent to reflect the effect thereof.  For the avoidance of doubt, there will be no adjustment to the Merger Consideration to reflect the effect of the exchange of LP Exchangeable Units for Class B Common Stock, the conversion of Class B Common Stock into Class A Common Stock or the exercise of any Stock Option or vesting of any Company Equity Award.

Section 3.03           Exchange Fund.

(a)           Paying Agent.  Prior to the Merger Closing Date, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article III and, in connection therewith, shall enter into an agreement with the Paying Agent in the form reasonably acceptable to the Company.  At or prior to the Effective Time, Parent shall deposit with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration as required to be paid pursuant to this Agreement (such cash being hereinafter referred to as the “Exchange Fund”).  Parent shall not be required to deposit with the Paying Agent the $1.00 payable with respect to the Class B Special Voting Share.

(b)           Certificate Exchange Procedures.  As promptly as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall otherwise be in customary form (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form)), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.  Each holder of record of a Certificate shall, upon surrender to the Paying Agent of such Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted into the right to receive pursuant to Section 3.01(c), and the Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable.  Until surrendered as contemplated by this Section 3.03(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to this Article III.  No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article III.

(c)           No Further Ownership Rights in Company Common Stock.  All cash paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates.  At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of cash to the holder thereof as provided in this Article III.

(d)           Termination of the Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article III shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article III.

(e)           No Liability.  None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law.  If any Certificate shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f)            Investment of Exchange Fund.  The Paying Agent shall invest the cash in the Exchange Fund as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A 1 or P 1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5.0 billion (based on the most recent financial statements of such bank that are then publicly available).  Any interest and other income resulting from such investments shall be paid solely to Parent.  Nothing contained herein and no investment losses resulting from investment of the Exchange Fund shall diminish the rights of any holder of Certificates to receive the Merger Consideration or any holder of a Company Equity Award to receive the holder’s Equity Award Amount, in each case as provided herein.

(g)           Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration.

(h)           Withholding Rights.  Notwithstanding anything in this Agreement to the contrary, Parent, Sub, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any amount otherwise payable pursuant to the Merger (or this Agreement) such amounts as they are required to deduct and withhold under the Code, or any other provision of Tax Law, including any payment to a holder of Company Common Stock or a Company Equity Award.  To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.04           Company Equity Awards.  As soon as reasonably practicable following the date of this Agreement, the Board of Directors (or, if appropriate, any committee administering the Company Incentive Plans) shall adopt such resolutions and take such other actions as may be required to provide that the following actions shall occur:

(a)           Except as set forth in the balance of this Section 3.04(a), each unexercised Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be canceled, with the holder thereof becoming entitled to receive, on the date which the Effective Time occurs, an amount in cash, without interest, equal to (i) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of Class A Common Stock subject to such Company Stock Option multiplied by (ii) the number of shares of Class A Common Stock subject to such Stock Option.  Notwithstanding the preceding sentence, if mutually agreed by Parent and the holder of any Stock Option (each Stock Option as to which such agreement is made, a “Converting Stock Option”), such Converting Stock Option shall (to the extent outstanding immediately prior to the Effective Time) cease, at the Effective Time, to represent a right to acquire shares of Class A Common Stock and shall be converted at the Effective Time into a fully vested and exercisable option to purchase common stock of Parent (a “Parent Stock Option”), on the same terms and conditions as were then applicable under such Converting Stock Option and such other terms as may be mutually agreed by Parent and the holder thereof.  The number of shares of common stock of Parent subject to each such Converting Stock Option shall be equal to the number of shares of Class A Common Stock subject to each such Converting Stock Option immediately prior to the Effective Time multiplied by the Stock Option Exchange Ratio (subject to adjustment in accordance with Section 3.02), rounded down to the nearest whole share of common stock of Parent, and such Parent Stock Option shall have an exercise price per share (rounded up to the nearest cent) equal to the per share exercise price applicable to such Converting Stock Option immediately prior to the Effective Time divided by the Stock Option Exchange Ratio (subject to adjustment in accordance with Section 3.02).  Effective not later than the Effective Time, Parent shall have reserved for future issuance a number of shares of common stock of Parent at least equal to the number of shares of common stock of Parent that will be subject to Parent Stock Options as a result of the actions contemplated by this Section 3.04.  For purposes of this Section 3.04(a), the “Stock Option Exchange Ratio” shall be that ratio (rounded to four decimal places) obtained by dividing the Merger Consideration by the fair market value of a share of common stock of Parent immediately following the Effective Time.

(b)           Each Restricted Share that is outstanding immediately prior to the Effective Time shall be fully vested and, at the Effective Time, canceled and extinguished, and, in consideration thereof, the holder thereof shall become entitled to receive, on the date which the Effective Time occurs, an amount in cash, without interest, equal to (i) the Merger Consideration multiplied by (ii) the number of Restricted Shares held by such holder immediately prior to the Effective Time.

(c)            Each RSU that is outstanding immediately prior to the Effective Time shall, at the Effective Time, be vested and canceled and extinguished, and, in consideration thereof, the holder thereof shall become entitled to receive, on the date on which the Effective Time occurs, an amount in cash, without interest, equal to (i) the Merger Consideration multiplied by (ii) the number of shares of Class A Common Stock subject to such RSUs held by such holder immediately prior to the Effective Time.

(d)            Payment in respect of all Restricted Shares and RSUs hereunder shall be subject to appropriate withholding for Taxes in accordance with Section 3.03(h) and shall be paid not later than the first payroll date following the date on which the Effective Time occurs.  The term “Equity Award Amounts” means, collectively, all amounts payable pursuant to this Section 3.04.

(e)            The conversion of the Converting Stock Options to Parent Stock Options pursuant to this Section 3.04 shall be effected in a manner consistent with Treasury Regulation Section 1.409A-1(b)(5)(v)(D) of the Code and Section 424 of the Code.  Parent shall take reasonable steps to ensure that the Parent Stock Options will not be treated as the grant of a new stock right for purposes of Section 409A of the Code.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the SEC Documents filed with, or furnished to, the SEC by the Company on or after January 1, 2010 and prior to the date of this Agreement, or incorporated by reference into such document, and publicly available prior to the date of this Agreement, other than any disclosures contained under the captions “Risk Factors” or “Forward Looking Statements” and any other disclosures contained therein that are predictive, cautionary or forward looking in nature, but it being agreed that this clause (i) shall not be applicable to Section 4.02,  Section 4.03, Section 4.04, Section 4.20, Section 4.21, Section 4.22, Section 4.23 and Section 4.24, or (ii) subject to Section 9.13, as set forth in the disclosure schedules delivered by the Company to Parent and Sub concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Sub as follows:

Section 4.01                                Organization; Qualification.

(a)                                  The Company is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.  Each Significant Subsidiary is a legal entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its respective jurisdiction of organization.  Each Subsidiary other than a Significant Subsidiary is a legal entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its respective jurisdiction of organization except where the failure to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Each of the Company and its Subsidiaries has all requisite corporate, partnership, limited liability company or other entity power and authority to own, lease and operate its properties and to carry on its business as presently conducted by it, except where the failure to have such power or authority would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

(b)                                 Each of the Company and its Subsidiaries is qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) as a foreign corporation (or other legal entity) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.  The Company has made available to Parent complete and correct copies of the Organizational Documents of the Company and each of its Significant Subsidiaries, each as amended to date, and each as so made available is in full force and effect.  A list of the Company’s Significant Subsidiaries is set forth in Section 4.01(b) of the Company Disclosure Schedule.  Neither the Company nor any Significant Subsidiary is in violation of its Organizational Documents.

Section 4.02                                Capital Structure.

(a)                                  The authorized capital stock of the Company consists of 100,000,000 shares of Class A Common Stock, 40,000,000 shares of Class B Common Stock, one share of Class B Special Voting Stock, $0.01 par value per share (the “Class B Special Voting Share”), and 20,000,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock”).  At the close of business on February 10, 2011 (the “Cutoff Date”), (i) 30,420,991 shares of Class A Common Stock, 52,228 shares of Class B Common Stock, one share of Class B Special Voting Stock and no shares of Preferred Stock were issued and outstanding, (ii) 30,778 shares of Class

A Common Stock were held in treasury, (iii) no shares of Class B Common Stock or Preferred Stock were held in treasury or owned by a Subsidiary of the Company, (iv) (A) (I) 1,399,590 shares of Class A Common Stock were reserved for issuance pursuant to outstanding Stock Options, (II) 292,993 Restricted Shares were issued and outstanding (which number is not included as outstanding in clause (i)), (III) 90,340 RSUs were outstanding, (B) 127,084 shares of Class A Common Stock were reserved for issuance under the Company’s 2007 Amended and Restated Long-Term Incentive Plan, (C) 167,827 shares of Class A Common Stock were reserved for issuance under the Company’s Second Amended and Restated Long-Term Incentive Plan, (D) 90,340 shares of Class A Common Stock were reserved for issuance under the Company’s Non-Employee Director Compensation Program, (E) 13,789,728 shares of Class A Common Stock were reserved for issuance upon conversion of the outstanding Class B Common Stock and the Class B Common Stock reserved for issuance upon exchange of LP Exchangeable Units, (v) 13,724,676 shares of Class B Common Stock were reserved for issuance upon exchange of outstanding LP Exchangeable Units and (vi) 13,724,676 LP Exchangeable Units were outstanding.  All outstanding shares of Company Common Stock and all shares of Company Common Stock reserved for issuance as noted in clauses (iv) and (v) of the preceding sentence, when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable, free of pre-emptive or similar rights, and issued in accordance with the registration and qualification provisions of applicable securities Laws or pursuant to valid exemptions therefrom.

(b)                                 Section 4.02(b) of the Company Disclosure Schedule sets forth the aggregate Company Equity Awards outstanding as of the Cutoff Date, including the Company Incentive Plan under which each such Company Equity Award was granted, the price at which such Company Equity Award may be exercised (if applicable) and the status of each such Company Equity Award.  No outstanding Stock Option or award of Restricted Shares or RSUs was made pursuant to a form of award agreement other than those made available to Parent.

(c)                                  Except as set forth in Section 4.02(c) of the Company Disclosure Schedule and except for any obligations pursuant to this Agreement, the Unitholders Agreement or as set forth in subsections (a) and (b) above, as of the date hereof, (i) the Company does not have any shares of its capital stock issued, outstanding or reserved for issuance and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units or other similar rights, agreements, contracts, undertakings or commitments of any kind relating to capital stock or other equity interests of the Company to which the Company is a party obligating the Company to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units or other similar right, agreement, contract, undertaking or arrangement, (C) redeem, repurchase, or otherwise acquire any such shares of capital stock or other equity interests or (D) pay dividends or distributions to, provide funds or other consideration or value to, or make any investment (in the form of a loan, capital contribution or otherwise) in any Person (other than the funds to or investments in EMS LP or other Subsidiaries of the Company in the ordinary course of business consistent with past practice that are described in Section 4.03(c)(iv) of the Company Disclosure Schedule).

(d)                                 The Company has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exchangeable or exercisable for securities having the right to vote) with the stockholders of the Company or any of its Subsidiaries on any matter.

(e)                                  Other than agreements included in, or incorporated by reference into, the SEC Documents prior to the date hereof and the Unitholders Agreement, there are no stockholder agreements, registration rights agreements, voting trusts or other agreements or understandings to which the Company is a party with respect to the voting or registration of the capital stock or other voting or equity interest of the Company or any preemptive rights with respect thereto.

Section 4.03                                Subsidiaries.

(a)                                  Section 4.03(a) of the Company Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company, the jurisdiction of organization of each such Subsidiary and the legal ownership thereof.  Except as set forth in Section 4.03(a) of the Company Disclosure Schedule, the Company is the beneficial and record owner, directly or indirectly, of all of the equity securities of each Subsidiary other than any Affiliated Medical Group or any Billing Entity.  All equity interests of the Company’s Subsidiaries (i) where the Subsidiary is a corporation, are duly and validly issued, fully paid and non-assessable and (ii) where the Subsidiary is not a corporation, are duly created pursuant to the Laws of such Subsidiary’s jurisdiction of organization or formation, are issued and paid for in accordance with such Subsidiary’s Organizational Documents and are fully paid and non-assessable.  Except to the extent pledged to lenders under the Credit Agreement, dated as of April 8, 2010, among the Company and the lenders from time to time parties thereto (the “Credit Facility”), all equity interests owned by the Company or its Subsidiaries are free and clear of Liens, other than restrictions imposed by applicable Law or the Organizational Documents of the Subsidiary.

(b)                                 Except for the Subsidiaries disclosed in Section 4.03(a) of the Company Disclosure Schedule and the joint ventures disclosed in Section 4.03(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other voting or equity securities or interests in any Person.  Except as set forth in Section 4.03(c)(iv) of the Company Disclosure Schedule and pursuant to the provisions of the EMS LP Partnership Agreement, neither the Company nor any of its Subsidiaries is obligated to make any contribution to the capital of, make any loan to, or guarantee Indebtedness of any Person (excluding the Company’s wholly-owned Subsidiaries).  As of January 1, 2011, there is no outstanding Indebtedness of the Company or its Subsidiaries other than as identified in Section 4.03(b) of the Company Disclosure Schedule.

(c)                                  Except as disclosed in Section 4.03(c) of the Company Disclosure Schedule, the Voting and Exchange Trust Agreement, dated as of December 20, 2005, among the Company, EMS LP and Onex Corporation and the EMS LP Partnership Agreement, there are no outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, or other similar rights, agreements, contracts, undertakings or commitments of any kind relating to capital stock or other equity interests of the Company’s Subsidiaries to which any of the Subsidiaries is a party obligating any of the Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests of any of the Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, or other similar right, agreement contract, undertaking or arrangement, (iii) redeem, repurchase, or otherwise acquire any such shares of capital stock or other equity interests or (iv) pay dividends or distributions to, provide funds or other consideration or value to, or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(d)                                 Except as disclosed in Section 4.03(d) of the Company Disclosure Schedule, each Affiliated Medical Group is owned, directly or indirectly, by a Medical Professional with whom the Company or a Subsidiary of the Company has a Stock Transfer and Option Agreement and an Indemnity Agreement in substantially the forms thereof made available to Parent.  The Organizational Documents, Affiliated Medical Group Physician Services Agreements and Affiliated Medical Group Management Services Agreements of each Affiliated Medical Group and Billing Entity are in substantially the forms thereof made available to Parent.

(e)                                  None of the Company’s Subsidiaries have outstanding bonds, debentures, notes or other obligations or Indebtedness, the holders of which have the right to vote (or which are convertible into or exchangeable or exercisable for securities having the right to vote) with the stockholders of the Company or any of its Subsidiaries on any matter.

(f)                                    Except as set forth in the Organizational Documents of EMS LP and the Organizational Documents of the Affiliated Medical Groups and Billing Entities, there are no stockholder agreements, registration agreements, voting trusts or other agreements or understandings to which any of the Company’s Subsidiaries is a party with respect to the voting or registration of the capital stock or other voting or equity interests of the Company or any of its Subsidiaries or any preemptive rights with respect thereto.

Section 4.04                                Corporate Authority; Board Action.

(a)                                  The Company has all requisite power and authority to enter into and deliver this Agreement and to consummate the Transactions, subject, in the case of this Agreement and the Merger, to receipt of the Stockholder Approval.  The execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions by, and compliance with the provisions of, this Agreement by the Company have been duly and validly authorized by all necessary corporate action on the part of the Company, subject, in the case of this Agreement and the Merger, to receipt of the Stockholder Approval.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights generally and to general equity principles.

(b)                                 The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) authorizing and approving the execution, delivery and performance of this Agreement and the Transactions, (ii) approving and declaring advisable this Agreement, the Merger and the other Transactions, (iii) declaring that the terms of this Agreement and the Transactions, including the Merger and the other Transactions, on the terms and subject to the conditions set forth herein, are fair to and in the best interests of the stockholders of the Company, (iv) directing that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company and (v) recommending that the stockholders of the Company adopt this Agreement (this clause (v), the “Recommendation”).

Section 4.05                                Governmental Authorization; Non-Contravention.

(a)                                  Except as set forth in Section 4.05(a) of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement does not, and the consummation of the Transactions by the Company and compliance with the provisions hereof by the Company will not, require any consent, approval, order, waiver or authorization or permit of, action by, registration, declaration or filing with or notification to any Governmental Entity with respect to the Company or any of its Subsidiaries, other than (i) the Stockholder Approval, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business; (iii) the filing of a premerger notification and report form by the Company under the HSR Act, and the filings and receipt, termination or expiration as applicable, of such other approvals or waiting periods as may be required under any other applicable Antitrust Laws specified in Section 4.05(a) of the Company Disclosure Schedule; (iv) compliance with the applicable requirements of the Exchange Act including the filing with the SEC of (x) a Schedule 13D, if required by Law, (y) the Proxy Statement and (z) such other reports or filings under the Exchange Act as may be required in connection with this Agreement and the Transactions; (v) any filings or notices required under the rules and regulations of the NYSE; and (vi) such other consents, approvals, orders, waivers, authorizations, permits, actions, registrations, declarations, filings or notifications the failure of which to make or obtain would not, individually or in the aggregate, (A) have or reasonably be expected to have a Company Material Adverse Effect or (B) prevent or materially delay the consummation of the Merger or any of the other Transactions or the Company’s ability to observe and perform its material obligations hereunder.

(b)                                 Except as set forth in Section 4.05(b) of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement do not, and the consummation of the Transactions and compliance with the provisions hereof by the Company will not, (i) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to, or to a right of, termination, modification, cancellation or acceleration of any obligation or to the loss of any benefit under any (A) Contract to which the Company or any of its Subsidiaries is a party or (B) Authorization applicable to the Company or any of its Subsidiaries, (ii) result in the creation of any pledges, liens, charges, mortgages, encumbrances or assignments of any kind (each, a “Lien”) upon any of the properties, assets or rights of the Company or any of its Subsidiaries (other than any such Lien created as a result of any action taken by Parent or Sub), (iii) conflict with or result in any violation of the Company’s Organizational Documents or the Organizational Documents of any of its Subsidiaries or (iv) assuming that the consents and approvals referred to in Section 4.05(a) are obtained and assuming the accuracy of the representations and warranties of Parent and Sub set forth in Section 5.09, conflict with or violate any applicable Laws or any judgments, orders, or decrees of any Governmental Entity, in each case applicable to the Company or any of its Subsidiaries other than, in the case of clauses (i), (ii) and (iv), as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

Section 4.06                                SEC Documents and Financial Statements; Internal Controls and Disclosure Controls.

(a)                                  Except as set forth in Section 4.06(a) of the Company Disclosure Schedule, the Company has filed all material schedules, forms, statements, reports and other documents required to be filed by it with the SEC pursuant to the Securities Act or the Exchange Act since January 1, 2008 (the schedules, forms, statements, reports and other documents filed with the SEC since January 1, 2008, collectively, the “SEC Documents”).  As of their respective effective dates (in the case of SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective dates of filing (in the case of all other SEC Documents), or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof, the SEC Documents complied, and each of the SEC Documents filed subsequent to the date of this Agreement will comply, in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder.  As of the time of filing with the SEC, none of the SEC Documents so filed or that will be filed subsequent to the date of this Agreement contained or will contain, as the case may be, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such SEC Document has been amended or superseded by a later SEC Document filed prior to the date hereof.  Except as set forth in Section 4.06(a) of the Company Disclosure Schedule, the Company has made available to Parent correct and complete copies of all material correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since January 1, 2008 and prior to the date hereof.  As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the SEC Documents.  To the Knowledge of the Company, as of the date hereof, none of the SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b)                                 Each of the consolidated financial statements (including, in each case, the notes thereto) of the Company included in the SEC Documents, when filed, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited quarterly statements, to the extent permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end adjustments and the absence of footnotes).  The unaudited consolidated financial statements of the Company for the fiscal year ended December 31, 2010 made available to Parent (including the notes thereto) comply as to form in all material respects with the published rules and regulations of the SEC as of the date of this Agreement, have been prepared in all material respects in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of operations and their cash flows for the respective periods then ended (subject to any recognized subsequent event that occurs between the date of this Agreement and the date such financial statements are issued or available to be issued). Except as set forth in Section 4.06(b) of the Company Disclosure Schedule, the Company has not received any written advice or written notification from its independent certified public accountants that it has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the financial statements or in the books and records of the Company and its Subsidiaries, any properties, assets, liabilities, revenues or expenses in any material respect.

(c)                                  Neither the Company nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to any director or executive officer (as defined in Rule 3b-7 under the Exchange Act) of the Company.  The Company has been and is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(d)                                 The Company has established and maintains a system of internal controls over financial reporting (as defined in and in accordance with the requirements of Rule 13a-15 under the Exchange Act).  Such internal controls provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP.  Since January 1, 2008, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Board of Directors (i) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, (ii) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls and the Company has made available to Parent copies of any material written materials relating to each of the foregoing.  The Company has made available to Parent all such disclosures made by management to the Company’s auditors and audit committee from January 1, 2008 to the date of this Agreement.

(e)                                  The Company has established and maintains disclosure controls and procedures (as such term is defined in and in accordance with the requirements of Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company and its consolidated Subsidiaries required to be included in reports filed under the Exchange Act is made known to the Company’s principal executive officer and its principal financial officer, and such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be disclosed by the Company in the reports that it files or submits to the SEC under the Exchange Act so that such information is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC.

Section 4.07                                No Undisclosed Liabilities.  Except for matters reflected or reserved against in the most recent consolidated balance sheet of the Company (or the notes thereto) included in the SEC Documents filed prior to the date hereof, neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether accrued, absolute, contingent, fixed or otherwise) of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company (including the notes thereto) except liabilities and obligations that (a) were incurred in the ordinary course of business consistent with past practice since the date of such balance sheet, (b) are incurred in connection with the Transactions or (c) would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.  Other than as disclosed in Section 4.07 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any off balance sheet partnership, joint venture or any similar arrangement (including any Contract relating to any transaction or relationship between or among the Company and/or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act)).

Section 4.08                                Absence of Certain Changes or Events.  Between September 30, 2010 and the date of this Agreement, except as set forth in Section 4.08 of the Company Disclosure Schedule, (a) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business consistent with past practice, (b) the Company and its Subsidiaries have not taken any other action that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 6.01 and (c) there has not been any change, effect, event, state of facts, development or occurrence that would, individually or in the aggregate, have had or reasonably be expected to have a Company Material Adverse Effect.

Section 4.09                                Litigation.  Except as set forth in Section 4.09 of the Company Disclosure Schedule there is no suit, complaint filed under seal, action, claim (or counterclaim), litigation, charge or administrative, arbitration, mediation, grievance or other proceeding or governmental or regulatory audit, investigation or proceeding brought, conducted or heard by or before any court or other Governmental Entity, arbitrator or mediator (each a “Litigation”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or to which any of their respective properties, assets or rights is subject that would, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect (in each case, if adversely determined, and without regard to whether there is any indemnity, cost sharing or similar agreement or arrangement with any other Person but taking into account the extent to which the defense or liability is insured).  There is no Order outstanding against the Company or any of its Subsidiaries or to which any of their respective properties, assets or rights is subject that would, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.  This Section 4.09 does not relate to environmental matters, which are the subject of Section 4.10(b), labor matters, which are the subject of Section 4.13, Tax matters, which are the subject of Section 4.14, or healthcare matters, which are the subject of Section 4.18.

Section 4.10                                Governmental Authorizations; Compliance with Law.

(a)                                  Except as set forth in Section 4.10(a) of the Company Disclosure Schedule, each of the Company and its Subsidiaries is, and since January 1, 2008 has been, in compliance with all Laws applicable to its business or operations and has not received any written notice of any default or violation of such Laws, in each case except for instances of noncompliance that would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.  Except as set forth on Section 4.10(a) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has in effect all approvals, authorizations, registrations, licenses, exemptions, permits and consents of Governmental Entities (collectively, “Authorizations”) necessary for it to conduct its business as presently conducted, except for such Authorizations the absence of which would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has received notice that any Authorizations will be terminated or modified, are threatened with suspension, or cannot be renewed in the ordinary course of business consistent with past practice, and to the Knowledge of the Company, there is no reasonable basis for any such termination, modification, suspension or nonrenewal, except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.  This Section 4.10(a) does not relate to the SEC Documents, financial statements or disclosure controls and procedures, which are the subject of Section 4.06, environmental matters, which are the subject of Section 4.10(b), employee benefit matters, which are the subject of Section 4.12, labor matters, which are the subject of Section 4.13, Taxes, which are the subject of Section 4.14 or healthcare matters, which are the subject of Section 4.18.

(b)                                 The Company and its Subsidiaries are, and have been since January 1, 2008, in compliance with all applicable Laws relating to (i) the protection and restoration of the environment (including ambient and indoor air, soil, surface water, groundwater and natural resources), (ii) the manufacture, transport, use, treatment, storage, disposal or release of Hazardous Materials and (iii) the protection of human exposure to Hazardous Materials (“Environmental Laws”), except for non-compliance that would not, individually or in the aggregate, have or reasonably be expected to result in a Company Material Adverse Effect.

Except as set forth on Section 4.10(b) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has in effect, and is in compliance with, all Authorizations required under Environmental Laws and necessary for it to conduct its business as presently conducted, except for such Authorizations the absence of which, or noncompliance with which, would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.  There has been no release of Hazardous Materials on, at, above, under or from any facility or real property currently or formerly owned, leased or operated by the Company, any of its Subsidiaries or their respective predecessors, except as would not reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.  Except as set forth in Section 4.10(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has received any written notice alleging non-compliance with or liability under any Environmental Laws, and no claim, action, proceeding or investigation pursuant to Environmental Laws is pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries except as would not have or reasonably be expected to have a Company Material Adverse Effect.  For purposes of this Section 4.10(b), “Hazardous Materials” means any substance, material or waste that is classified, characterized or regulated by any Governmental Entity in relevant form, quantity, concentrations or condition, as hazardous, toxic, a pollutant or contaminant, or words of similar meaning and effect, or that forms the basis for liability under any applicable Environmental Law.

Section 4.11                                Material Contracts.

(a)                                  Except for this Agreement, for Contracts filed as an exhibit to the SEC Documents or as disclosed in Section 4.11 of the Company Disclosure Schedule, as of the date of this Agreement (a) neither the Company nor any of its Subsidiaries is a party to, and (b) none of the Company, any of its Subsidiaries, or any of their respective properties, assets or rights is bound by any:

(i)                                     Contract that is or would be required to be filed by the Company as a “material contract” with the SEC pursuant to Item 601 of Regulation S-K under the Securities Act or disclosed by the Company on a report on Form 8-K;

(ii)                                  Contract pursuant to which the Company or any Subsidiary provides emergency department, radiology, anesthesia, hospitalist program or any other staffing services to or for any hospital or other healthcare facility that generated revenue to the Company and its Subsidiaries of more than $10 million in the year ended December 31, 2010;

(iii)                               Contract pursuant to which the Company or any Subsidiary provides management, consulting, billing or other administrative-type services to or for any hospital, other healthcare facility or other Person (other than any Contracts of the type described in clause (iv) below) that generated revenue to the Company and its Subsidiaries of more than $10 million in the year ended December 31, 2010;

(iv)                              Contract pursuant to which the Company or any Subsidiary provides management, consulting, billing or other administrative-type services to any physician or medical group (excluding Affiliated Medical Groups) that generated revenue to the Company and its Subsidiaries of more than $10 million in the year ended December 31, 2010;

(v)                                 Contract with any municipality or other local agency pursuant to which the Company or any Subsidiary provides emergency 911 response services to such municipality or other local agency that generated revenue to the Company and its Subsidiaries of more than $20 million in the year ended December 31, 2010;

(vi)                              Contract with any hospital, skilled nursing facility or other healthcare facility pursuant to which the Company or any Subsidiary provides emergency or non-emergency transportation services to such hospital, skilled nursing facility or other healthcare facility that is not terminable by the Company or its Subsidiary’s counterparty, upon less than 120 days’ notice, that generated revenue to the Company and its Subsidiaries of more than $20 million in the year ended December 31, 2010;

(vii)                           Contract with any HMO, PPO or other third-party payor pursuant to which the Company or any Subsidiary provides emergency or non-emergency transportation services that generated revenue to the Company and its Subsidiaries of more than $20 million in the year ended December 31, 2010;

(viii)                        Contract pursuant to which the Company or any Subsidiary provides management, consulting, billing or other administrative type services or other services to or on behalf of any third-party (other than any Contracts of the type described in clause (iii) and (iv) above) that is not terminable by the Company or its Subsidiary’s counterparty upon less than 120 days’ notice, that generated revenue to the Company and its Subsidiaries of more than $10 million in the year ended December 31, 2010;

(ix)                                Contract of employment, consulting, management, separation, severance or similar agreement with any (A) Person holding more than 5% of the Fully Diluted Shares at December 31, 2010, (B) director or (C) Management Level Employee (other than any Medical Professional), of the Company or any Subsidiary (other than an Affiliated Medical Group);

(x)                                   Contract of employment, consulting, management, separation, severance or similar agreement with any consultant or independent contractor (other than any Medical Professional) providing for annual compensation from the Company or any Subsidiary in excess of $300,000 and is not terminable by the Company or any Subsidiary upon less than 120 days’ notice without severance obligations other than under any applicable Law;

(xi)                                stock option, share purchase, profit sharing, deferred compensation, bonus or other incentive compensation contract, plan or arrangement, except for any profit sharing, bonus or other incentive compensation contract with any Medical Professional;

(xii)                             loan, credit agreement, note, mortgage, indenture, bond, letter of credit or other obligation or agreement or other instrument entered into by the Company or any Subsidiary for or relating to Indebtedness (including capitalized lease obligations), or any guarantee by the Company or any Subsidiary of third-party obligations or any guarantee by a third party of the obligations of the

Company or any Subsidiary (other than with an Affiliated Medical Group as described in Section 4.03(c)(iv) of the Company Disclosure Schedule);

(xiii)                          Collective Bargaining Agreement;

(xiv)                         Contract for the lease of personal property with an annual base rental obligation of more than $1 million or a total remaining rental obligation of more than $1 million;

(xv)                            Contract with any Person who owns or holds any equity securities or other ownership interest of any Affiliated Medical Group if such Contract has terms substantially different from the form of Stock Transfer and Option Agreement or Indemnity Agreement made available to Parent;

(xvi)                         Contract between the Company or any Subsidiary (excluding Affiliated Medical Groups) and any Affiliated Medical Group if such Contract has terms substantially different from the form of Affiliated Medical Group Physician Services Agreement or Affiliated Medical Group Management Services Agreement made available to Parent;

(xvii)                      joint venture, partnership, limited liability company agreement or similar arrangement with any other Person, other than any Billing Entity;

(xviii)                   Contract limiting the type of business activity of the Company or any Subsidiary (excluding any Contract that limits the business activities of any Affiliated Medial Group other than the type of business activities it performs for the Company or any of its Subsidiaries and excluding any Contract that is solely for the benefit of the Company or any of its Subsidiaries) or limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business in any geographic area or to compete with any Person (other than the Company or any Subsidiary);

(xix)                           Contract with a group purchasing organization;

(xx)                              material Contract containing capitated payment arrangements;

(xxi)                           Contract (other than any Contracts of the type described in clauses (i) - (xx) above, irrespective of the dollar threshold, and other than real or personal property leases) requiring payments by the Company or any Subsidiary in excess of $1 million per year and which are not terminable by the Company or such Subsidiary upon less than 180 days’ notice;

(xxii)                        Contract with respect to a joint venture, partnership, limited liability or other similar agreement or arrangement related to the formation, creation, operation, management or control of any partnership or joint venture (other than those with Affiliated Medical Groups or Billing Entities otherwise described in this Section 4.11) that is material to the business of the Company and its Subsidiaries, taken as a whole, or in which the Company owns more than a 20% voting or economic interest, or with respect to which the Company has obligations, including contingent obligations, of more than $1 million in the aggregate;

(xxiii)                     Contract relating to an acquisition, divestiture, merger or similar transaction that contains representations, covenants, indemnities or other obligations (including payment, indemnification, purchase price adjustment, “earn-out” or other contingent obligations) of the Company or any of its Subsidiaries that are still in effect and would reasonably be expected to result in payments in excess of $250,000 for any such Contract individually or $1 million in the aggregate for all such Contracts;

(xxiv)                    other than an acquisition subject to clause (xxiii) above, Contract that obligates the Company to make any capital commitment or expenditure (including pursuant to any joint venture) in excess of $1 million;

(xxv)                       Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any of its Subsidiaries or prohibits the issuance of guarantees by any Subsidiary of the Company;

(xxvi)                    Contract permitting or restricting the use by the Company or any Subsidiary of Intellectual Property that is material to the conduct of the business of the Company or such Subsidiary (other than licenses to off-the-shelf software requiring payments by the Company or any Subsidiary of less than $1 million over the life of such license);

(xxvii)                 Contract relating to any interest rate, derivatives or hedging transaction;

(xxviii)              settlement or similar agreement with any Governmental Entity or an Order of a Governmental Entity to which the Company or any of its Subsidiaries is subject involving future performance by the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole;

(xxix)                      any other Contract that would reasonably be expected to involve payments by or to the Company or any of its Subsidiaries in excess of $4 million during any 12-month period after the date hereof.

Each Contract of the type described in clauses (i) through (xxix) above is referred to herein as a “Material Contract.”

(b)                                 Except as set forth in Section 4.11(b) of the Company Disclosure Schedule, and except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect: (i) each Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and is in full force and effect and enforceable against the Company or its Subsidiary in accordance with its terms; (ii) to the Knowledge of the Company, each Material Contract is valid and binding on the other parties thereto, is in full force and effect and enforceable against such other party in accordance with its terms; (iii) the Company and each of its Subsidiaries has performed in all material respects all obligations required to be performed by it to date under each Material Contract; (iv) neither the Company nor any of its Subsidiaries has received written notice of the existence of any event or condition which constitutes, or, after notice or with or without the lapse of time or both, will constitute, a material default or breach or alleged material default or breach on the part of the Company, any of its Subsidiaries or the other parties thereto under any such Material Contract or result in a termination thereof or would cause or permit the acceleration of or other material changes of or to any material right or obligation or the loss of any material benefit thereunder; and (v) neither the Company nor any of its Subsidiaries has received written notice from any other party to a Material Contract with respect to the termination, non-renewal or renegotiation in any material respect of the terms of, and, to the Knowledge of the Company, no such other party intends to terminate, not renew, or renegotiate in any material respect the terms of, any Material Contract.

(c)                                  The Company has made available to Parent, as of the date of this Agreement, true and complete copies of (including all amendments or modifications to), all Material Contracts.

Section 4.12                                Employee Benefit Plans.

(a)                                  Section 4.12(a) of the Company Disclosure Schedule sets forth a true and complete list of each material Company Benefit Plan.

(b)                                 The Company has made available to Parent true and complete copies of (to the extent applicable) (i) each material Company Benefit Plan and any related trust or funding agreement (or, with respect to any unwritten material Company Benefit Plan, a written description thereof), other than any portion of any Company Benefit Plan that the Company or any of its Subsidiaries is prohibited from making available to Parent as the result of applicable Law relating to the safeguarding of data privacy, (ii) the two most recent annual reports on Form 5500 filed with the Department of Labor or through the ERISA Filing Acceptance System, as applicable, with respect to each material Company Benefit Plan (if any such report was required by applicable Law), (iii) the most recently received determination letter with respect to each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, (iv) the most recent actuarial reports (if applicable) for each Company Benefit Plan, (v) the most recent summary plan description, if any, required under ERISA with respect to each material Company Benefit Plan, (vi) all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor or any other Governmental Entity since January 1, 2010 with respect to a Company Benefit Plan, (vii) all current employee handbooks and manuals and (viii) all material amendments and modifications to any such Company Benefit Plan or related document not otherwise reflected in the document made available.  Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company, neither the Company nor any of its Subsidiaries has communicated to any current or former employee any intention or commitment to amend or modify any Company Benefit Plan or to establish or implement any other employee or retiree benefit or compensation plan or arrangement.

(c)                                  Except as set forth in Section 4.12(c) of the Company Disclosure Schedule or as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect: (i) each Company Benefit Plan has been operated, funded and administered in accordance with its terms and with applicable Laws, including, but not limited to, ERISA, and the Code; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other Person (with respect to whom the Company has an obligation to indemnify) has engaged in a transaction in connection with which the Company or any of its Subsidiaries would reasonably be expected to be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code; and (iii) neither the Company nor any of its Subsidiaries has any current or potential liability or obligation (including any indemnification obligation to any

ERISA fiduciary) to or in connection with any “employee stock ownership plan” (as defined in Section 4975 of the Code) or any stock bonus plan intended to be qualified under Section 401(a) of the Code.  “ERISA Affiliate” means any Person that is or at any relevant time was a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company or any of its Subsidiaries, or that is or at any relevant time was a member of the same “controlled group” as the Company or any of its Subsidiaries pursuant to Section 4001(a)(14) of ERISA.  Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS, and to the Knowledge of the Company, no event has occurred (either by reason of any action or failure to act) that would reasonably be expected to cause the loss of such qualification (excluding, for this purpose, events that could be corrected through available IRS correction programs).  No Company Benefit Plan provides and neither the Company nor any of its Subsidiaries has any obligation to provide health or life insurance benefits (whether or not insured), with respect to current or former employees, officers or directors of the Company or any of its Subsidiaries (including any predecessor entities or any entity whose assets were partially or completely acquired by the Company or any of its Subsidiaries) beyond their retirement or other termination of service, other than coverage mandated by Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or similar state Law.  No material liability under Title IV of ERISA or Sections 412 or 430 of the Code has been incurred by the Company, any of its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and, to the Knowledge of the Company, no condition exists that presents a risk to the Company, any of its Subsidiaries or any ERISA Affiliate of incurring any material liability thereunder.

(d)                                 Except as set forth in Section 4.12(d) of the Company Disclosure Schedule, other than routine claims for benefits and except as would not have or reasonably be expected to have a Company Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened or anticipated claims (A) by or on behalf of any Company Benefit Plan or any employee or beneficiary covered under any Company Benefit Plan, or otherwise involving any Company Benefit Plan or its assets, or (B) by or on behalf of any current or former employee of the Company or any of its Subsidiaries relating to his or her employment, termination of employment, compensation or employee benefits.  None of the Company Benefit Plans is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor or any other Governmental Entity, domestic or foreign.

(e)                                  Except as set forth in Section 4.12(e) of the Company Disclosure Schedule, the consummation of the Transactions alone, or in combination with any other event, such as termination of any employee, officer or director of the Company or any of its Subsidiaries (whether current, former or retired) or their beneficiaries, does not (i) give rise to any material liability for severance pay, unemployment compensation, termination pay or any other compensatory payment or benefit, or (ii) accelerate the time of payment or vesting or funding of, or increase the amount of any compensation or benefit due any such current or former employee, director, consultant or officer of the Company or any of its Subsidiaries or their beneficiaries.

(f)                                    Except as set forth in Section 4.12(f) of the Company Disclosure Schedule, no amount paid or payable (whether in cash or property or the vesting of property) by the Company or any of its Subsidiaries as a result of the consummation of the Merger or any of the other Transactions to any of its respective employees, officers, directors, stockholders or consultants under any Company Benefit Plans or otherwise, would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.  Neither the Company nor any of its Subsidiaries has any indemnity or gross-up obligation on or after the Effective Time for any Taxes imposed under Section 4999 or 409A of the Code.

Section 4.13                                Labor Matters.

(a)                                  Except as set forth in Section 4.11(a)(xiii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any Collective Bargaining Agreement or other Contract with any labor organization, union or association.  Except as set forth in Section 4.13(a) of the Company Disclosure Schedule: (i) there are not, and have not been since January 1, 2008, to the Knowledge of the Company, any union organizing activities concerning any employees of the Company or any of its Subsidiaries; (ii) since January 1, 2008, there have been no strikes, slowdowns, work stoppages, lockouts, corporate campaigns, picketing, leafleting, bannering, or other labor disputes against the Company or any of its Subsidiaries; and (iii) no grievance or arbitration demand or proceeding, or unfair labor practice charge or proceeding, whether or not filed pursuant to a Collective Bargaining Agreement (each, a “Labor Proceeding”), has been filed or is pending against the Company or any of its Subsidiaries that would, if determined adversely to the Company, have or reasonably be expected to result in a material liability to the Company.  To the Knowledge of the Company, there is no threatened Labor Proceeding as of the date of this Agreement that would reasonably be expected to result in a material liability to the Company.

(b)                                 Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect or as set forth in Section 4.13(b) of the Company Disclosure Schedule:  (i) each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, withholding of taxes, workers’ compensation, plant closings, Form I-9 matters, wages and hours and occupational safety and health; and (ii) each individual who renders services to the Company or any of its Subsidiaries who is classified by the Company or such Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and Tax reporting and under Company Benefit Plans) is properly so characterized.  Except as set forth in Section 4.09 of the Company Disclosure Schedule and except as would not reasonably be expected to result in a material liability to the Company, each of the Company and its Subsidiaries is in compliance in all material respects with the terms of the Collective Bargaining Agreements.

(c)                                  Except as set forth in Section 4.13(c) of the Company Disclosure Schedule, the Company and its Subsidiaries have no consultation, notification, or approval requirements to any union or other similar labor organization in connection with the negotiation and consummation of the Merger.

Section 4.14                                Tax Matters.

(a)                                  Except as would not, individually or in the aggregate, have or be reasonably expected to have a Company Material Adverse Effect, (x) the Company and each of its Subsidiaries have timely filed (taking into account any extension of time within which to file) all U.S. federal income Tax and other material Tax Returns required to be filed by any of them, and all such Tax Returns are complete and accurate in all material respects, (y) the Company and each of its Subsidiaries have paid or cause to be paid all Taxes that are required to be paid by any of them, except with respect to matters contested in good faith and for which adequate reserves have been established on the financial statements of the Company and its Subsidiaries in accordance with GAAP, and (z) all Taxes required to be withheld by the Company or any of its Subsidiaries have been duly and timely withheld and such withheld Taxes have been either duly and timely paid to the proper Governmental Entity or properly set aside in accounts for such purposes.  Except as set forth in Section 4.14 of the Company Disclosure Schedule, (i) the U.S. federal income Tax Returns of the Company and the U.S. consolidated federal income Tax

Returns of EMS LP through the Tax year ending December 31, 2008 have been examined and closed (or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired), (ii) all assessments for Taxes due with respect to completed and settled examinations or any concluded litigation have been fully paid, (iii) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of U.S. federal income or other material Tax matters of the Company or any of its Subsidiaries, (iv) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than statutory Liens for Taxes not yet due and payable, (v) none of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) occurring during the two-year period ending on the date hereof, and (vi) neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Section 6011 of the Code and the Treasury regulations promulgated thereunder.  Except as set forth in Section 4.14 of the Company Disclosure Schedule, since February 10, 2005 neither the Company nor any Subsidiary of the Company (A) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was EMS LP) or any combined or affiliated group or unitary group of taxpayers or (B) has any liability for the Taxes of any Person (other than EMS LP or any of its present or former Subsidiaries) under Treasury regulation Section 1.1502-6 (or any similar provision of state, local, foreign or provincial law), under any other provision of Law imposing joint liability for Taxes or members of a consolidated, affiliated, combined or unitary group, or under any tax sharing agreement, tax indemnity agreement, or any other similar agreement.  Neither the Company nor any of its Subsidiaries has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state or local law), in either case that would be binding upon the Company or any of its Subsidiaries after the Merger Closing Date.  Except with respect to the payment of consideration attributable to Stock Options or to Company Common Stock received as compensation for services, no withholding of Taxes is required in connection with the payment of the consideration paid for Common Stock to holders of Common Stock under this Agreement.  None of the Company and the Subsidiaries has made an election under section 108(i) of the Code.

(b)                                 As used in this Agreement, (i) “Tax” or “Taxes” means all federal, state, provincial, local (or other) taxes, charges, fees, imposts, levies or assessments, including all income, profit, gross receipts, capital, net worth sales, use, transfer, franchise, inventory, capital stock, value added, ad valorem, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, escheat, customs duties, fees, assessments and charges of any kind whatsoever (including all interest, penalties, fines, additions to tax or additional amounts) imposed by any Governmental Entity whether disputed or not, and (ii) “Tax Return” means any return, report, claim for refund, estimate, information return or statement, or other similar document (including any amendments, schedules, or attachments thereto) filed (or required to be filed) with respect to Taxes with any Governmental Entity.

Section 4.15                                Property.  Except as set forth in Section 4.15 of the Company Disclosure Schedule or would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries has good, valid and marketable title to, or a good and valid leasehold or sublease interest or other comparable contract rights in or relating to, all of the real and other properties and assets which are reflected on the most recent consolidated balance sheet of the Company as being owned by the Company or one of its Subsidiaries or have been acquired after the date hereof, in each case free and clear of any Liens other than under the Credit Facility, except as have been disposed of in the ordinary course of business consistent with past practice; (ii) the Company and each of its Subsidiaries have complied with the terms of all leases or subleases to which it is a party and under which it is in occupancy, and all leases to which the Company is a party are valid, binding and in full force and effect; (iii) neither the Company nor any of its Subsidiaries has received any written notice of any material default with respect to any lease or sublease to which it is a party which default continues on the date of this Agreement; (iv) the use and operation of the owned and leased real property used by the Company and its Subsidiaries do not violate any Law, covenant, condition, restriction, easement, license, permit or agreement and (v) neither the Company nor any of its Subsidiaries has received written notice from any lessor with respect to the termination, non-renewal or renegotiation of the terms of, and to the Knowledge of the Company, no lessor intends to terminate, not renew or renegotiate the terms of, any such lease.  Section 4.15 of the Company Disclosure Schedule lists all material real property leased by the Company and its Subsidiaries, and the address, landlord and tenant for each such lease.  The real property owned by the Company and its Subsidiaries has a fair value that does not exceed $10 million in the aggregate.  As used in this Section 4.15, the term “Subsidiary” excludes any Affiliated Medical Group.

Section 4.16                                Intellectual Property.

(a)                                  Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect (i) the Company or a Subsidiary is the exclusive owner of all Owned Intellectual Property that is subject to an application or registration and to the Knowledge of the Company all unregistered Owned Intellectual Property, free and clear of all Liens other than under the Credit Facility, (ii) all Owned Intellectual Property is valid, subsisting and enforceable and (iii) the Company or one or more of its Subsidiaries is licensed or otherwise possesses valid and enforceable rights to use all Company Intellectual Property that is not Owned Intellectual Property.

(b)                                 Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, (i) there are no pending or, to the Knowledge of the Company, threatened claims by any Person alleging that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise conflicted with the Intellectual Property of any Person, (ii) the conduct of the business of the Company and its Subsidiaries has not infringed, misappropriated or otherwise conflicted with and does not infringe misappropriate or otherwise conflict with, any Intellectual Property of any Person and (iii) to the Knowledge of the Company, no person is infringing, misappropriating or otherwise conflicting with any Owned Intellectual Property.

(c)                                  The Company and its Subsidiaries have taken commercially reasonable steps to protect and preserve their rights in all material Company Intellectual Property (including to maintain the secrecy of all confidential material Company Intellectual Property).

(d)                                 Except as set forth in Section 4.16(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has licensed any Owned Intellectual Property to any third party, nor has the Company or any of its Subsidiaries entered into any Contract limiting or imposing any obligation or condition on its right or ability to use, license, sell, distribute or otherwise exploit fully any Company Intellectual Property.

(e)                                  Since January 1, 2008, there has been no settlement, forbearance to sue, consent, judgment or order to which the Company or any of its Subsidiaries is a party or with respect to which such party is bound that (i) materially restrict the rights of the Company or any of its Subsidiaries to use, license, sell, distribute or otherwise exploit fully any Company Intellectual

Property or (ii) permit third parties to use any material Owned Intellectual Property other than on behalf of the Company and its Affiliates.

(f)                                    Each of the Company and its Subsidiaries is in compliance in all material respects with its privacy policies and terms of use and with all applicable data protection, privacy and other Laws governing the collection, use, storage, distribution, transfer or disclosure (whether electronically or in any other form or medium) of any information or data, and since January 1, 2008 there have been no incidents of unauthorized access to data or breach of the Company’s or any Subsidiary’s security systems, except, in each case, as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

(g)                                 The computer software, hardware, firmware, networks, platforms, servers, interfaces, applications, web sites and related systems used by the Company or any of its Subsidiaries are sufficient for the current needs of the Company and its Subsidiaries in all material respects, and, except as would not, individually or in the aggregate, have or be reasonably expected to have a Company Material Adverse Effect, there have been no operational or continued failures, disruptions, substandard performance, breakdowns, bugs or outages or other adverse events since January 1, 2010 affecting any of such systems that have had, or could reasonably be expected to result in, any disruption to or adverse impact on the operation of any of the respective businesses of the Company or any of its Subsidiaries.

(h)                                 As used in Section 4.16, the term “Subsidiary” excludes any Affiliated Medical Groups.

Section 4.17                                Insurance.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the Company and its Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with applicable Law, (b) each insurance policy is legal, valid, binding, enforceable and will be in full force and effect as of the Merger Closing and will continue to be legal, valid, binding, enforceable, and in full force and effect on substantially similar terms following the consummation of the Transactions and as listed in Section 4.17 of the Company Disclosure Schedule, except for any expiration thereof in accordance with the terms thereof, (c) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy, (d) no written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals and (e) at the date of this Agreement the insurance coverage of the Company is placed with insurers with a Financial Strength Rating of “A-” or better by AM Best.

Section 4.18                                Healthcare Matters.

(a)                                  Except as set forth on Section 4.18(a) of the Company Disclosure Schedule, to the Knowledge of the Company, the Company and each of its Subsidiaries is in compliance with all health care Laws applicable to its business or operations, including, without limitation, 42 U.S.C. §1320a-7a, 42 U.S.C. §1320a-7b, 42 U.S.C. §1395nn, 31 U.S.C. §3729, Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), and the regulations promulgated pursuant to such U.S. federal statutes, and all other U.S. federal or state Laws prohibiting the making of false statements or representations in connection with governmental reimbursement or the provision or receipt of any kickback, bribe, rebate or other remuneration in exchange for the referral of patients or business, state corporate practice of medicine laws and regulations, state professional fee-splitting laws and regulations, and federal and state privacy and security laws and regulations (each, a “Health Care Law”) except for such failures to comply that would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

(b)                                 Except as set forth on Section 4.18(b) of the Company Disclosure Schedule, neither the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any officer, agent or employee of the Company or any of its Subsidiaries or other party to any Contract between such party and the Company or any of its Subsidiaries who furnishes services or supplies which may be reimbursed in whole or in part under Medicare and Medicaid Programs or any federal, state or other healthcare program sponsored, mandated or maintained by any Governmental Entity (“Governmental Program”), is excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in Medicare and Medicaid Programs or any other Governmental Program.

(c)                                  Except as set forth in Section 4.18(c) of the Company Disclosure Schedule: (i) there are no pending or, to the Knowledge of the Company, threatened inquiries, audits, qui tam actions, appeals, investigations or claims or other actions which relate in any way to a violation of any Health Care Laws or legal requirement pertaining to any Governmental Program, or which, if resolved in a manner adverse to the Company or any Subsidiary, would result in the imposition of penalties, restrict their ability to conduct the Company’s business as currently conducted, or result in their exclusion from participation in any Governmental Program; and (ii) neither the Company nor any Subsidiary is a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, deferred prosecution or similar agreement with or imposed by any Governmental Entity.

(d)                                 To the extent required under applicable Law, the Company and each of its Subsidiaries is certified for participation under the Governmental Programs.

(e)                                  Except as would not, individually or in the aggregate, have a Company Material Adverse Effect:  (i) each of the Company and its Subsidiaries meet all applicable requirements for continued participation in, claims submission to and/or receipt of payment from the Government Programs and other third-party health insurance programs; (ii) there are no Government Program overpayments asserted or threatened against the Company; and (iii) there are no overpayments asserted or threatened against the Company by any other third-party health insurance payor.

(f)                                    Each of the Company and its Subsidiaries has in effect all approvals, authorizations, registrations, licenses, exemptions, accreditations, permits and consents of Governmental Entities (collectively, “Health Care Authorizations”) necessary for it to conduct its business as presently conducted, except for such Health Care Authorizations the absence of which would not, individually or in the aggregate, have a Company Material Adverse Effect, and all such Health Care Authorizations are in full force and effect.  Neither the Company nor any of its Subsidiaries has received notice that any Health Care Authorizations will be terminated or modified, are threatened with suspension, or cannot be renewed in the ordinary course of business consistent with past practice, and to the Knowledge of the Company there is no reasonable basis for any such termination, modification, suspension or nonrenewal, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(g)                                 Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries is in material compliance with all applicable Health Care Laws regarding the selection, deselection, and credentialing of contracted providers, including, but not limited to, verification of licensing status and eligibility for reimbursement under the Government Programs.  Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, all of the Company’s and its Subsidiaries’ contracted providers and individuals are properly licensed and hold appropriate clinical privileges, as applicable, for the services which they provide.

Section 4.19                                Affiliate Transactions.  Except as set forth in Section 4.19 of the Company Disclosure Schedule, there are no, and since January 1, 2008 there have not been, any transactions, Contracts, agreements, arrangements or understandings or series of related transactions, Contracts, agreements, arrangements or understandings (each, an “Affiliate Transaction”), nor are there any of the foregoing currently proposed, that (if proposed but not having been consummated or executed, if consummated or executed) would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the SEC Documents filed prior to the date hereof.  The Company has made available to Parent copies of each Contract or other relevant documentation (including any amendments or modifications thereto) available as of the date of this Agreement with respect to each Affiliate Transaction.  There are no fees payable to any Company Affiliate arising out of or relating to the Merger, the other Transactions or this Agreement.

Section 4.20                                Information Supplied.  None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.21                                Voting Requirements.  The only vote of the holders of any class or series of capital stock of the Company necessary for the Company to adopt this Agreement and approve the Transactions, including the Merger, is the affirmative vote of a majority of all votes that may be cast with respect to the outstanding shares of Class A Common Stock and Class B Common Stock and the Class B Special Voting Share, voting together as though a single class of capital stock, entitled to vote thereon, acting by written consent or at a stockholders’ meeting or any adjournment or postponement thereof (the “Stockholder Approval”).

Section 4.22                                Finders or Brokers.  Except as set forth in Section 4.22 of the Company Disclosure Schedule, no broker, investment banker, financial advisor or other person (other than Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission (including under the Onex Management Agreement) in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.  The Company has made available to Parent complete and accurate redacted copies of all Contracts under which any such fees or expenses are payable and all indemnification and other Contracts related to the engagement of the persons to whom such fees are payable.

Section 4.23                                Opinion of Financial Advisor.  The Board of Directors has received the opinion of Goldman, Sachs & Co., dated as of the date of this Agreement, to the effect that, as of such date, and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be paid to the holders of shares of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders (the “Fairness Opinion”).  A copy of the Fairness Opinion will be delivered to Parent for informational purposes only promptly following execution of this Agreement.

Section 4.24           Anti-Takeover Provisions.  Assuming the accuracy of the representations and warranties of Parent and Sub in Section 5.10, the Company has taken all action necessary to exempt the Transactions (including the Merger) from any Takeover Law that applies or purports to apply to the Company or any of its Subsidiaries as a result of this Agreement, the Merger and the other Transactions.  The Company does not have any stockholder rights plan, “poison pill” or similar arrangement in effect.

Section 4.25           Government Contracts.  Except as would not have, or reasonably be expected to have, a Company Material Adverse Effect: (i) no goods or services delivered by the Company or any of its Subsidiaries under any Contract with a Governmental Entity (a “Government Contract”) have been rejected or suspended by any Governmental Entity as not complying with Contract specifications or requirements; (ii) no money due to the Company or its Subsidiaries has been withheld or set off by or on behalf of a Governmental Entity with respect to any Government Contract; (iii) each Government Contract was legally awarded, is binding on the parties thereto, and is in full force and effect; (iv) no Government Contract is currently the subject of bid or award protest proceedings; (v) the Company and its Subsidiaries are in compliance in all respects with all representations and certifications made to Governmental Entities in response to requests for proposals pursuant to which Government Contracts with Governmental Entities were awarded; (vi) the Company and its Subsidiaries are in compliance in all respects with the provisions of such Government Contracts; and (vii) within the past five years, neither the Company nor any of its Subsidiaries has been suspended or debarred from doing business with any Governmental Entity, or been the subject of a finding of non-responsibility or ineligibility for contracting with any Governmental Entity.

Section 4.26           Certain Business Practices.  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries (nor any of their respective officers, directors or employees) has made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official, employee, political party or agent or any candidate for any federal, state, local or foreign public office, where either the contribution, payment or gift or the purpose thereof was illegal under the Laws of any federal, state, local or foreign jurisdiction.

Section 4.27           No Additional Representations.  Except for the representations and warranties set forth in this Agreement (including in this Article IV and any certificates delivered pursuant to Section 7.02 of this Agreement) and the Unitholders Agreement, neither the Company nor any other Person acting on behalf of the Company makes any representation or warranty, express or implied.  The representations and warranties set forth in this Agreement (including in this Article IV and any certificates delivered pursuant to Section 7.02 of this Agreement) and the Unitholders Agreement, are made solely by the Company, and none of the Company Representatives, acting in their individual capacity, shall have any responsibility or liability related thereto.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Except as set forth in the disclosure schedules delivered by Parent and Sub to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Sub jointly and severally represent and warrant to the Company as follows:

Section 5.01           Organization; Qualification.  Each of Parent and Sub is an entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite power and authority to carry on its business as presently conducted.

Section 5.02           Authority; No Violation.

(a)           Each of Parent and Sub has all requisite power and authority to enter into and deliver this Agreement and to consummate the Transactions, including the Merger.  The execution, delivery and performance of this Agreement by each of Parent and Sub, the consummation of the Merger and the other Transactions and compliance with the provisions of this Agreement, by each of Parent and Sub have been duly and validly authorized by all requisite corporate action on the part of each of Parent and Sub, and no other corporate proceedings on the part of Parent and Sub (including any stockholder action) on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the Transactions, including the Merger.  This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming this Agreement has been duly authorized, executed and delivered by the Company, this Agreement constitutes the valid and binding agreement of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights generally and to general equitable principles.

(b)           The execution, delivery and performance by Parent and Sub of this Agreement and the consummation of the Merger and the other Transactions by Parent and Sub and compliance with the provisions hereof by Parent and Sub do not require any consent, approval, order, waiver or authorization or permit of, action or non-action by, registration, declaration or filing with or notification to any Governmental Entity with respect to Parent or Sub, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) compliance with the applicable requirements of the HSR Act and other applicable Antitrust Laws specified in Section 5.02 of the Parent Disclosure Schedule; (iii) compliance with the applicable requirements of the Exchange Act; (iv) as disclosed or required to be disclosed in the Company Disclosure Schedule; and (v) any such consent, approval, order, waiver, authorization, permit, action, non-action, registration, declaration, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, be reasonably expected to prevent or materially delay consummation of the Merger and the other Transactions, or Parent’s and Sub’s ability to observe and perform their material obligations hereunder (“Parent Material Adverse Effect”).

(c)           The execution, delivery and performance by Parent and Sub of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the provisions hereof by Parent and Sub will not, (i) conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under any (A) Contract to which Parent or Sub is a party or by which any other respective properties, assets or rights are bound or (B) Authorization applicable to Parent or Sub, (ii) result in the creation of any Liens upon any of the properties, assets or rights of Parent or Sub, (iii) conflict with or result in any violation of any provision of the Organizational Documents of Parent or Sub or (iv) assuming that the consents and approvals referred to in Section 5.02(b) are duly obtained, conflict with or violate any applicable Laws or any judgments, orders, or decrees of any Governmental Entity in each case applicable to Parent or Sub or any of their respective properties, assets or rights, other than, in the case of clauses (i), (ii) and (iv), as would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect.

Section 5.03           Financing.  Parent has delivered to the Company true, complete and correct copies of: (i) the executed commitment letter, dated as of the date hereof by and among Barclays Capital, the investment banking division of Barclays Bank PLC, Barclays Bank PLC, Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc., Royal Bank of Canada, RBC Capital Markets, UBS Loan Finance LLC, UBS Securities LLC and Sub (the “Debt Financing Commitment”), pursuant to which, upon the terms and subject to the conditions set forth therein, each of the parties thereto (other than Sub) have agreed to lend the amounts set forth therein, a portion of the proceeds of which will be used for the purpose of funding the Transactions (the “Debt Financing”); and (ii) the executed equity commitment letter, dated as of the date hereof, between Clayton, Dubilier & Rice Fund VIII, L.P. (the “Sponsor”) and Parent (the “Equity Financing Commitment” and, together with the Debt Financing Commitment, the “Financing Commitments”), pursuant to which, upon the terms and subject to the conditions set forth therein, the Sponsor has committed to invest the cash amount in Parent set forth in the Equity Financing Commitment (the “Equity Financing” and together with the Debt Financing, the “Financing”).  None of the Financing Commitments has been amended or modified prior to the date of this Agreement (provided that the existence or exercise of the “flex” provisions contained in the Fee Letter shall not constitute an amendment or modification of the Financing Commitments), and, as of the date hereof, the respective commitments contained in the Financing Commitments have not been amended, withdrawn, terminated or rescinded in any respect.  As of the date hereof, there are no agreements, side letters or other arrangements to which Parent or Sub is a party relating to the funding or investing, as applicable, of the full amount of the Financing other than (x) as expressly set forth in the Financing Commitments and delivered to the Company prior to the entry into force of this Agreement and (y) the fee letter in connection with the Debt Financing Commitment (the “Fee Letter”), a redacted copy of which has been furnished to the Company prior to the entry into force of this Agreement.  Parent has engaged pursuant to an engagement letter (the “Engagement Letter”) one or more investment banks that are reasonably acceptable to the Lead Arrangers (as defined in the Debt Financing Commitment) to publicly sell or privately place the Notes (as defined in the Debt Financing Commitment). As of the date hereof, the Financing Commitments are in full force and effect and constitute the legal, valid and binding obligations of Parent and Sub, as applicable, and, to the Knowledge of Parent, the other parties thereto (subject in each case to the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or similar Laws relating to or affecting creditors rights generally and to general equity principles, whether considered in proceedings in equity or at law).  Other than as expressly set forth in the Financing Commitments, and any related Fee Letter or Engagement Letter or as set forth in any such documents amended after the date hereof and not in violation of the provisions hereof, there are no conditions precedent related to the funding of the full net proceeds of the Financing (including any “flex” provisions) under any agreement relating to the Financing to which Parent or any of its Affiliates is a party that have or would reasonably be expected to (a) impair the validity of the Financing Commitments, (b) reduce the aggregate amount of the Financing or (c) materially delay or prevent the Merger Closing.  As of the date hereof, no event has occurred which would constitute a breach or default (or with notice or lapse of time or both would constitute a default) by Parent or Sub under the Financing Commitments, or, to the Knowledge of Parent, the other parties to the Financing Commitments.  Parent has fully paid or caused to be fully paid all commitment fees or other fees required to be paid on or prior to the date hereof pursuant to the Financing Commitments.  Assuming the accuracy of the representations and warranties set forth in Article IV and performance by the Company of its obligations hereunder, upon receipt of the proceeds contemplated by the Financing Commitments, Parent and Sub will have access as of the Merger Closing to sufficient cash funds (including available cash held by the Company and its

Subsidiaries) and borrowing capacity to pay all amounts contemplated by this Agreement to be paid by them and to perform their respective obligations hereunder.

Section 5.04           Limited Guarantee.  Concurrently with the execution of this Agreement, the Sponsor has duly executed and delivered to the Company the Limited Guarantee.  The Limited Guarantee is in full force and effect and is a legal, valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  There is no default under the Limited Guarantee by the Sponsor, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Sponsor.

Section 5.05           Litigation.  There is no Litigation pending or, to the Knowledge of Parent or Sub, threatened against Parent, Sub, the Sponsor or any of their respective Affiliates that would, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect.  There is no Order outstanding against Parent, Sub, the Sponsor or any of their respective Affiliates that would, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect.

Section 5.06           Information Supplied.  None of the information supplied or to be supplied by or on behalf of Parent or Sub or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.07           Operation and Ownership of Parent and Sub.  Each of Parent and Sub has been formed solely for the purpose of engaging in the Transactions and, prior to the Effective Time, will not have engaged in any business activities, other than activities pursuant to this Agreement.  As of the date of this Agreement, Parent owns, and at the Effective Time Parent and/or one or more Subsidiaries of Parent will own, beneficially and of record, all the outstanding shares of capital stock of Sub, free and clear of all Liens.

Section 5.08           Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person, other than as set forth in Section 5.08 of the Parent Disclosure Schedule, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Merger or the other Transactions based upon arrangements made by or on behalf of Parent or Sub or their Affiliates (including Sponsor and its Affiliates).

Section 5.09           No Competing Businesses.  None of Parent’s Affiliates (including the Sponsor and its Affiliates) or other Entity within the same Person as Parent are engaged in, and none of Parent nor any of its Affiliates (including the Sponsor and its Affiliates) or other Entity within the same Person as Parent beneficially owns any equity interests or voting securities (including any equity interests or voting securities that may be acquired through the conversion or exchange of securities or the exercise of options, warrants or other rights) in excess of 4.9% of the outstanding capital stock of any Person engaged in any business involving healthcare transportation services or facility-based physician services. As used in this Section 5.09, the terms “Entity” and “Person” have the respective meanings given to such terms in the rules promulgated under the HSR Act.

Section 5.10           Ownership of Company Common Stock.  None of Parent, Sub, the Sponsor or any of their Affiliates has at any time during the past three years beneficially owned (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will prior to the Merger Closing Date (other than pursuant to the Unitholders Agreement, the Merger or the other Transactions), beneficially own any shares of Company Common Stock.

Section 5.11           Solvency.  Assuming (i) the representations and warranties of the Company in this Agreement are true and correct as of immediately prior to the Merger Closing on the Merger Closing Date and (ii) that the most recent financial forecasts relating to the Company made available to Parent by the Company prior to the date of this Agreement have been prepared in good faith and on assumptions that were reasonable at the time such forecasts were prepared then immediately after giving effect to the Merger and the other Transactions (including the Financing and the payment of the aggregate Merger Consideration, any repayment or refinancing of debt of the Company, the payment of all other amounts required to be paid in connection with the consummation of the Transactions and the payment of all related fees and expenses), the Surviving Corporation and the Subsidiaries taken as a whole will be Solvent as of the Effective Time and immediately after the consummation of the Merger and the other Transactions.  For the purposes of this Agreement, the term “Solvent” means, as of any date of determination and with respect to the Surviving Corporation and its Subsidiaries, that (i) the Fair Value and Present Fair Salable Value of the assets of the Surviving Corporation and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Surviving Corporation and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Surviving Corporation and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature, where the terms “Fair Value”, “Present Fair Salable Value”, “Stated Liabilities”, “Identified Contingent Liabilities”, “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”, and “Do not have Unreasonably Small Capital”, have the respective meanings given to such terms in the form of solvency certificate attached as Exhibit E-1 to the Debt Financing Commitment as in effect on the date hereof.

Section 5.12           Certain Arrangements.  As of the date of this Agreement, there are no Contracts between Parent or Sub and any member of the Company’s management (including Management Level Employees) or directors as of the date hereof that relate in any way to the Company or the Transactions.

Section 5.13           No Reliance.  Parent and Sub have inspected and conducted such review and analysis (financial and otherwise) of the Company as desired by them.  Parent and Sub are not relying upon any warranty or representation by, or information from, the Company of any sort, oral or written, except the warranties and representations expressly set forth in this Agreement (including in Article IV, in the Company Disclosure Schedule and any certificates delivered pursuant to Section 7.02 of this Agreement) and the Unitholders Agreement.  In particular, and without limiting the generality of the foregoing, Parent and Sub acknowledge that no representation or warranty is made with respect to any financial projection, or with respect to the information contained in any management presentation or the accompanying materials or in the on-line data-room referred to in Section 9.14(e) (unless referenced expressly in this Agreement, including the Company Disclosure Schedule and any certificates delivered pursuant to Section 7.02 of this Agreement and the Unitholders Agreement).

ARTICLE VI.

COVENANTS AND AGREEMENTS

Section 6.01           Conduct of Business of the Company.  From the date of this Agreement through the Effective Time (the “Interim Period”), except as set forth on Section 6.01 of the Company Disclosure Schedule, expressly required or permitted by this Agreement, required by Law or consented to in writing by Parent (such consent not to be unreasonably withheld or delayed), the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its operations only in the ordinary course of business consistent with past practice and (y) use reasonable best efforts to maintain and preserve intact its business organization, retain the services of its key officers and key employees and preserve its relationships with, and the good will of, its customers, suppliers, third party payers, lessors, and other Persons with whom it has material business relationships in a manner consistent with past practices.  Without limiting the generality of the foregoing, during the Interim Period, except as set forth in Section 6.01 of the Company Disclosure Schedule, as otherwise expressly required or permitted by this Agreement or required by applicable Law, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed):

(a)           amend or modify any provisions of its Organizational Documents;

(b)           adjust, split, combine or reclassify any of its capital stock;

(c)           make, declare, set aside or pay any dividend or distribution (whether in cash, stock or property) on, any of its capital stock or set any record date therefor, other than dividends or distributions to the Company, its wholly-owned Subsidiaries or EMS LP;

(d)           other than pursuant to the terms of any Stock Transfer and Option Agreement (if entered into after the date hereof, in substantially the form provided to Parent prior to the date hereof), purchase, redeem or otherwise acquire any shares of its capital stock or any options, warrants or other rights to acquire any such shares, other than (A) the acquisition by the Company or one of its wholly-owned Subsidiaries of securities of a wholly-owned Subsidiary of the Company, (B) the acquisition by the Company of shares of Class A Common Stock in connection with the surrender of shares of Class A Common Stock by holders of Company Stock Options in order to pay the exercise price of the Company Stock Options outstanding as of the date of this Agreement, (C) the withholding of shares of Class A Common Stock to satisfy Tax obligations with respect to awards outstanding as of the date of this Agreement granted pursuant to the Company Incentive Plans, (D) the acquisition by the Company of Stock Options, Restricted Shares or RSUs in connection with the forfeiture of such awards outstanding as of the date of this Agreement and (E) as contemplated by the Unitholders Agreement;

(e)           other than as contemplated by the Stock Transfer and Option Agreements as in effect on the date of this Agreement and by the Unitholders Agreement, issue, deliver or sell any shares of its capital stock or other voting securities or equity interests, any securities convertible or exchangeable into any such shares, voting securities or equity interests, any options, warrants or other rights to acquire any such shares, voting securities, equity interests or convertible or exchangeable securities, any stock-based performance units or any other rights that give any Person the right to receive any economic interest of a nature accruing to the holders of Company Common Stock, other than upon the exercise or settlement of awards under the Company Incentive Plans outstanding on the date of this Agreement in accordance with their present terms;

(f)            other than the Organizational Documents or Stock Transfer and Option Agreement of any newly formed or newly acquired Affiliated Medical Group (in connection with an acquisition permitted by Section 6.01(h)) entered into in the ordinary course of business consistent with past practice and on terms substantially consistent with similar Contracts previously made available to Parent, enter into any Contract with respect to the sale, voting, registration or repurchase of any securities;

(g)           amend, modify or waive any rights under any outstanding Stock Options or Restricted Shares or RSUs;

(h)           merge or consolidate with, or purchase an equity interest in or a substantial portion of the assets of, any Person or any business or division thereof;

(i)            sell, lease, license, abandon or otherwise dispose of, encumber or subject to any Lien, any of its properties, assets or rights other than (x) in the ordinary course of business consistent with past practice for aggregate consideration of $10 million or less and (y) pursuant to the Credit Facility;

(j)            adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization of the Company or any of its Subsidiaries (other than reorganizations solely among wholly-owned Subsidiaries of the Company);

(k)           merge, consolidate, restructure, recapitalize or reorganize other than between or among wholly-owned Subsidiaries of the Company;

(l)            terminate (except a termination caused by, or upon default of, any other party thereto) or materially amend or modify (other than pursuant to renegotiations in the ordinary course of business consistent with past practice) any Contract set forth on Section 4.11(a) of the Company Disclosure Schedule, any Contract with respect to an Affiliate Transaction, or any lease that is material to the business of the Company and its Subsidiaries taken as a whole;

(m)          other than in the ordinary course of business consistent with past practice, enter into, assume or amend, grant any release or relinquish any rights under, any Contract that would have been required to be set forth on Section 4.11 of the Company Disclosure Schedule had such Contract been entered into prior to the date hereof, but excluding any Contract with respect to an Affiliate Transaction or any Contract that is material to the business of the Company and its Subsidiaries taken as a whole, provided, that nothing in this Section 6.01 shall be construed to prohibit the Company and its Subsidiaries from participating in bidding for or entering into Contracts with any Governmental Entity or other third-party for the provision of services of the type currently provided by the Company and its Subsidiaries;

(n)           (i) incur, redeem, repurchase, prepay, defease, cancel or otherwise acquire, or modify any Indebtedness or enter into any arrangement having the economic effect of any of the foregoing, except for (x) borrowings under the Credit Facility that are made in the ordinary course of business consistent with past practice or (y) letters of credit, bankers’ acceptance or similar facilities or other financing arrangements under the Credit Facility in the ordinary course of business, consistent with past practice, and, in the case of the foregoing clauses (x) and (y), not in excess of $25 million in the aggregate, (ii) enter into any hedge agreement or any other off-balance sheet structure or transaction, or (iii) make any loans, advances or capital contributions to, or investments in, any Person other than EMS LP, a wholly-owned Subsidiary or an Affiliated Medical Group and, if with an Affiliated Medical Group, in accordance with the terms of an Affiliated Medical Group Physician Services Agreement or an Affiliated Medical Group Management Services Agreement, as applicable, or a loan agreement with an Affiliated Medical Group that is substantially in the form made available to Parent prior to the date hereof;

(o)           except (A) as required by applicable Law, (B) as required pursuant to the terms of any Company Benefit Plan or written agreement, in each case disclosed to Parent in the Company Disclosure Schedule and in effect on the date of this Agreement, (C) as otherwise expressly permitted by this Agreement or (D) as may be required to avoid adverse treatment under Section 409A of the Code without increasing any benefit or payment otherwise due or payable thereunder, (1) (x) grant to any member of the Board of Directors or Management Level Employee any increase in compensation or benefits, including any increase in, or new entitlement to, severance or termination pay, or (y) grant to any employee who is not a Management Level Employee any increase in compensation or benefits other than in the ordinary course of business consistent with past practice (other than equity compensation), (2) enter into any employment, consulting, severance, retention or termination agreement with (x) any member of the Board of Directors or Management Level Employee or (y) other employee, except in the case of clause (y) in the ordinary course of business consistent with past practice, (3) establish, adopt, enter into or amend any collective bargaining agreement or Company Benefit Plan, or (4) take any action to accelerate any rights or benefits under, or adopt a funding vehicle with respect to, any Company Benefit Plan; provided, that no provision of this Section 6.01(o) shall be construed to permit the Company to grant new awards of equity compensation to any Person without the express consent of Parent;

(p)           make any capital expenditure other than (i) in accordance with the Company’s capital expenditure plan previously provided to Parent and (ii) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (ii) not to exceed $5 million;

(q)           make any material change in accounting methods, principles or practices by the Company or any of its Subsidiaries, except as required (i) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (ii) by Law, including Regulation S-X under the Securities Act;

(r)            with respect to the Company or any of its Subsidiaries, (i) make or change any material Tax election; (ii) change any annual Tax accounting period; (iii) adopt or change any method of Tax accounting; (iv) amend any material Tax Returns or file any claims for material Tax refunds; or (v) enter into any material closing agreement, settle any material Tax claim, audit or assessment or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability,  provided that this Section 6.01(r) shall not restrict the Company or any of its Subsidiaries from settling Tax adjustments (other than U.S. federal income tax adjustments) which do not exceed $500,000 in the aggregate;

(s)           enter into any Contract that restricts the ability of the Company or any of its Subsidiaries, to compete, in any material respect, with any business or in any geographic area, or to solicit customers, except for restrictions that may be contained in Contracts entered into in the ordinary course of business consistent with past practice;

(t)            fail to maintain or renew its material existing insurance policies (or substantial equivalents) to the extent available at comparable rates or increase the premium on such policies or replacements thereof in excess of generally available market rates;

(u)           (i) compromise, settle or agree to settle any claim or Litigation, in each case pending against the Company or any of its Subsidiaries (including any claim or Litigation relating to this Agreement or the Transactions), other than (A) the settlement in the ordinary course of business consistent with past practice (including pursuant to the Company’s insurance program) that require only the payment of monetary damages by the Company or any of its Subsidiaries (net of insurance proceeds) not in excess of $1 million, individually, or $10 million in the aggregate and (B) the settlement of claims or Litigation disclosed, reflected or reserved against in the most recent financial statements (or the notes thereto) of the Company included in the SEC Documents for an amount not materially in excess of the amount so disclosed, reflected or reserved, provided that the foregoing clauses (A) and (B) shall not permit the Company or any of its Subsidiaries to settle any claim or Litigation that would impose material restrictions on or material changes in the business or operations of the Company and its Subsidiaries taken as a whole or any of the Company’s Significant Subsidiaries or for which such settlement is not permitted pursuant to Section 6.04(c), (ii) waive or assign any claims or rights of material value or (iii) waive any benefits of, or agree to modify in any respect, or, subject to the terms of this Agreement and to the extent not inconsistent with its fiduciary duties, fail to enforce, or consent to any matter with respect to which consent is required under, any standstill or similar Contract or any material confidentiality agreement to which the Company or any of its Subsidiaries is a party; and

(v)           authorize, commit or agree to do any of the foregoing.

Section 6.02           No Solicitation.

(a)           From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement, subject to Section 6.02(b), the Company shall not and shall cause its Subsidiaries not to, and the Company shall direct its and their Representatives not to, and the Company shall not permit its officers, directors or Principal Stockholders to, directly or indirectly: (i) initiate, solicit, knowingly encourage or facilitate (including by way of providing information) the submission or making of any requests, inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate, any such requests, proposals, offers, discussions or negotiations or furnish to any Person any material nonpublic information in furtherance of, any Acquisition Proposal or (ii) except as expressly permitted by Section 6.02(e), approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal, or enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, purchase agreement, option agreement or other agreement providing for or relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement as set forth in, and if permitted pursuant to, the provisions of Section 6.02(b)) or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the Transactions or breach its obligations hereunder or propose or agree to do any of the foregoing.  The Company shall, shall cause its Subsidiaries to, and shall use reasonable best efforts to cause its and their Representatives to immediately cease and terminate, any solicitation, knowing encouragement, discussion or negotiation or cooperation with, or assistance or participation in, or facilitation of any such inquiries, proposals, discussions or negotiations with, any Persons conducted heretofore by the Company, its Subsidiaries and its and their Representatives with respect to any Acquisition Proposal and promptly request and instruct the prompt return or destruction of all confidential information previously furnished to any such Person, and the Company shall take all reasonably necessary actions to secure its rights and ensure the performance of any such Person’s obligations under any applicable confidentiality agreement.  To the extent consistent with its fiduciary duties, the Company shall take all actions necessary to enforce its rights under the provisions of any

“standstill” agreement between the Company and any Person (other than Clayton Dubilier & Rice, LLC and its Affiliates in connection with this Agreement), and shall not grant any waiver of, or agree to any amendment or modification to, any such agreement.  The Company shall ensure that its Representatives are aware of the provisions of this Section 6.02, and any violation of the restrictions contained in this Section 6.02 by its Board of Directors (including any committee thereof) or its Representatives shall be deemed to be a breach of this Section 6.02 by the Company.

(b)           Notwithstanding anything to the contrary contained in Section 6.02(a) or any other provisions of this Agreement, if at any time following the date of this Agreement and prior to obtaining the Stockholder Approval, (i) the Company has received an unsolicited written Acquisition Proposal from a third party that the Board of Directors determines in good faith to be bona fide, (ii) such Acquisition Proposal did not result from a breach of this Section 6.02, (iii) the Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that (x) such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal and (y) the failure to take the actions described in clauses (A) and (B) below would be inconsistent with the Board of Directors’ fiduciary duties under Delaware Law, then the Company may (A) enter into an Acceptable Confidentiality Agreement with the Person making such Acquisition Proposal and furnish information with respect to the Company and its Subsidiaries pursuant to the Acceptable Confidentiality Agreement with the Company to the Person making the Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided, that the Company shall give written notice to Parent after any such determination by the Board of Directors and before taking any of the actions described in the foregoing clauses (A) and (B).  The Company shall concurrently provide Parent with copies of any information or materials provided or made available to such other Person which was not previously made available to Parent.

(c)           The Company shall promptly (and, in any event, within 24 hours) notify Parent in writing in the event that the Company or any of its Representatives receives any Acquisition Proposal, or any request for non-public information concerning the Company or any of its Subsidiaries related to, or that could reasonably be expected to be related to or from any Person or group who could reasonably be expected to make any Acquisition Proposal, or any request for discussions or negotiations related to any Acquisition Proposal (including any material changes related to the foregoing), indicating, in connection with such notice, the identity of the Person making such Acquisition Proposal or request and the material terms and conditions thereof.  The Company shall keep Parent reasonably informed on a current basis (within no more than 24 hours) of any material developments in the status and terms of any such Acquisition Proposal or request, including whether such Acquisition Proposal or request has been withdrawn or rejected and any material changes to the terms thereof.

(d)           The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person relating to a possible Acquisition Proposal subsequent to the date of this Agreement except for an Acceptable Confidentiality Agreement as permitted or required pursuant to this Section 6.02, and neither the Company nor any of its Subsidiaries shall be party to any agreement that prohibits the Company from providing to Parent any information provided or made available to any other Person pursuant to an Acceptable Confidentiality Agreement.

(e)           From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.01, and except as otherwise provided for in the immediately following sentence, neither the Board of

Directors of the Company nor any committee thereof shall (i) withdraw, qualify or modify or publicly propose to withdraw, qualify or modify in any manner the Recommendation (a “Change of Recommendation”), (ii) approve or recommend or propose publicly to approve or recommend an Acquisition Proposal or (iii) approve or recommend, or publicly propose to approve or recommend, or execute any letter of intent, agreement in principle, acquisition or other agreement relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement).  The Board of Directors may at any time prior to the time Stockholder Approval has been obtained, if it determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under Delaware Law, (x) make a Change of Recommendation, (y) if the Company receives an unsolicited Acquisition Proposal after the date hereof which the Board of Directors concludes in good faith, after consultation with outside legal counsel and its financial advisors, constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Parent, approve or recommend such Superior Proposal, and/or (z) only in the case of the foregoing clause (y), terminate this Agreement, pursuant to Section 8.01(f) after or concurrently with payment of the Break-up Fee in accordance with Section 8.03(e), to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Board of Directors may not make a Change of Recommendation pursuant to the foregoing clause (x) or approve or recommend any Superior Proposal pursuant to the foregoing clause (y) or terminate this Agreement pursuant to the foregoing clause (z) unless the Company has complied with its obligations under this Section 6.02 and:

i)              the Company shall have provided prior written notice to Parent and Sub of its intention to take any action contemplated in clause (x), (y) or (z) of this Section 6.02(e) at least four Business Days in advance of taking such action (the “Notice Period”), which notice shall specify in reasonable detail (x) the material terms and conditions of any such Superior Proposal, if applicable, (including the identity of the Person making such Superior Proposal), and shall have contemporaneously provided a copy of the then-current form of all relevant transaction agreements relating to any such Superior Proposal, if applicable, or if no such agreement exists a written summary of the material terms and conditions of such Superior Proposal (the “Alternative Acquisition Agreement”) and (y) if such Change of Recommendation is not being made as a result of a Superior Proposal, the reasons for such action;

(ii)           if such Change of Recommendation is not being made as a result of a Superior Proposal, during the Notice Period, if requested by Parent, the Company shall have engaged in good faith negotiations with Parent to amend this Agreement in such a manner that would otherwise obviate the need for such Change of Recommendation, in which event the Board of Directors shall not make such Change of Recommendation; and

(iii)          prior to approving or recommending such Superior Proposal or terminating this Agreement to enter into a proposed definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its Representatives to, during the Notice Period, negotiate with Parent and Sub in good faith (to the extent Parent and Sub desire to negotiate) to make adjustments in the terms and conditions of this Agreement so that such proposal ceases to be a Superior Proposal, in which event the Company shall not make a Change of Recommendation with respect to and shall have no right to terminate this Agreement pursuant to Section 8.01(f) as a result of such proposal.

In the event of any material revision to the terms of any such Superior Proposal or any Acquisition Proposal that the Company’s Board of Directors determines no longer constitutes a Superior Proposal, including any change in any price term thereof, the Company shall be required to deliver a new written notice to Parent and Sub and to again comply with the requirements of this Section 6.02(e) with respect to such new written notice, and a new Notice Period shall commence with respect to such notice.

(f)            Nothing contained in this Section 6.02 shall prohibit the Board of Directors from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act to the extent applicable to an Acquisition Proposal (other than any disclosure of confidential information to third parties prohibited by Section 6.02(c)) or (ii) making any disclosure to its stockholders as, in the good faith determination of the Board of Directors, after consultation with its outside legal counsel, is required by applicable Laws; provided, however, that clause (ii) shall not be deemed to permit the Board of Directors to make a Change of Recommendation except to the extent permitted by Section 6.02(e); provided, further, that, notwithstanding anything herein to the contrary, any disclosure (other than a “stop-look-and-listen” communication to its stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act) made pursuant to Rule 14d-9 or Rule 14e-2(a) shall be deemed to be a Change of Recommendation, unless the Board of Directors expressly reaffirms its recommendation to the Company’s stockholders in favor of the Merger and this Agreement.  The Company shall not submit to the vote of its stockholders any Acquisition Proposal or any Superior Proposal prior to the termination of this Agreement..

(g)           For purposes of this Agreement:

(i)            “Acquisition Proposal” means any inquiry, offer or proposal from any Person or group that is structured to permit such Person or group (other than Parent, Sub or their respective Affiliates) to acquire, directly or indirectly and in a single transaction or a series of related transactions, (1) 15% or more (based on the fair market value, as determined in good faith by the Board of Directors) of assets (including capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, or (2)(A) shares of Company Common Stock and/or LP Exchangeable Units which, together with any other shares of Company Common Stock and/or LP Exchangeable Units beneficially owned by such Person or group, would be equal to 15% or more of the Fully Diluted Shares (calculated on the assumption that the LP Exchangeable Units have been converted to Company Common Stock) or (B) any other class of equity securities of the Company or any of its Subsidiaries, (3) any tender offer or exchange offer that, if consummated, would result in any Person or group owning, directly or indirectly, Shares of Company Common Stock and/or LP Exchangeable Units equal to 15% or more of the Fully Diluted Shares (calculated on the assumption that the LP Exchangeable Units have been converted to Company Common Stock) or any other equity securities of the Company or any of its Subsidiaries, (4) any merger, consolidation, business combination, binding share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any Person or group (or the stockholders of any Person) would own, directly or indirectly, 15% or more of the aggregate voting power of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, or (5) any recapitalization, liquidation, dissolution or any other similar transaction involving the Company or any of its material operating Subsidiaries, other than, in each case, the Transactions.

(ii)           “Superior Proposal” means any bona fide written Acquisition Proposal that the Board of Directors determines in good faith (after consultation with its outside legal counsel and financial advisors) (x) is reasonably likely to be consummated in accordance with its terms and the financing of which is fully committed or reasonably likely to be obtained, and (y) if consummated, would be more favorable to the stockholders of the Company from a financial point of view than the Merger, taking into account all terms and conditions thereof (including all financial, legal, financing, regulatory and other aspects of such Acquisition Proposal (including the person or group making the Acquisition Proposal and the conditions for the completion of such Acquisition Proposal)) and of this Agreement (including any changes to the terms of this Agreement proposed by Parent and Sub pursuant to Section 6.02(e); provided, that for purposes of the definition of “Superior Proposal,” the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “75%”.

Section 6.03           Preparation of the Proxy Statement; Stockholders’ Meeting.

(a)           Preparation of Proxy Statement.  As soon as practicable after the date hereof (and in any event, but subject to Parent’s timely performance of its obligations under Section 6.03(b), within 15 Business Days hereof), the Company shall prepare and shall cause to be filed with the SEC in preliminary form a proxy statement relating to the Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”).  Except as expressly contemplated by Section 6.02(e), the Proxy Statement shall include the Recommendation with respect to the Merger, the Fairness Opinion (if not withdrawn, and subject to the consent of Goldman, Sachs & Co.) and a copy of Section 262 of the DGCL.  The Company will cause the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no agreement, representation or warranty is made by the Company with respect to information supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement.  The Company shall cause the Proxy Statement to comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder and to satisfy all rules of the NYSE.  The Company shall promptly notify Parent and Sub upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement, and shall provide Parent and Sub with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand.  The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement, and the Company shall provide Parent and Sub and their respective counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff.  Prior to the filing of the Proxy Statement or the dissemination thereof to the holders of Company Common Stock and the Class B Special Voting Share, or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company shall provide Parent and Sub a reasonable opportunity to review and to propose comments on such document or response.  The Company shall give reasonable and good faith consideration to the comments of Parent and Sub and their counsel on the Proxy Statement and any response to comments of the SEC or its Staff on the Proxy Statement, and shall not file or mail the Proxy Statement or any written response to such comments without the consent of Parent, which consent will not be unreasonably withheld or delayed.

(b)           Covenants of Parent with Respect to the Proxy Statement.  Parent shall provide to the Company all information concerning Parent and Sub as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and resolution of comments of the SEC or its staff related thereto.  Parent will cause the information relating to Parent or Sub supplied by it for inclusion in the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Sub with respect to information supplied by the Company for inclusion or incorporation by reference in the Information Statement.  Each of Parent and Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement promptly following request therefor from the Company.

(c)           Mailing of Proxy Statement.  The Company shall, as promptly as practicable after the SEC, orally or in writing, confirms that it has no further comments on the Proxy Statement (or the SEC notifies the Company that it does not intend to review the Proxy Statement), (x) establish a record date (if not previously established) for and give notice of a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement (the “Stockholders’ Meeting”), and (y) mail to the holders of Company Common Stock and the Class B Special Voting Share as of the record date established for the Stockholders’ Meeting the Proxy Statement (the date the Company elects to take such action or is required to take such action, the ‘‘Proxy Date”).  The Company shall duly call, convene and hold the Stockholders’ Meeting as promptly as reasonably practicable after the Proxy Date, provided, that in no event shall such meeting be held later than 35 calendar days following the date the Proxy Statement is mailed to the Company’s stockholders and any adjournments of such meetings shall require the prior written consent of the Parent unless the adjournment is required to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the SEC or its staff has instructed the Company is necessary under applicable Law or which the Company in good faith believes is otherwise required under applicable Law and is permitted under Section 6.02(f)(ii), and to permit such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders’ Meeting.  Once the Company has established a record date for the Stockholders’ Meeting, the Company shall not change such record date or establish a different record date for the Stockholders’ Meeting without the prior written consent of Parent, unless required to do so by applicable Law or the Company’s By-Laws.  Unless the Board of Directors shall have withdrawn, modified or qualified its Recommendation thereof or otherwise effected a Change of Recommendation, in each case in accordance with Section 6.02(e), the Company shall use reasonable best efforts to solicit proxies in favor of the adoption of this Agreement and shall ensure that all proxies solicited in connection with the Stockholders’ Meeting are solicited in compliance with all applicable Laws and all rules of the NYSE.  Without the prior written consent of Parent, the adoption of this Agreement and the Transactions (including the Merger) shall be the only matter (other than procedural matters) which the Company shall propose to be acted on by the stockholders of the Company at the Stockholders’ Meeting.  Without limiting the generality of the foregoing, unless this Agreement has been terminated pursuant to Section 8.01, the Company shall submit the Merger and this Agreement for the approval of the stockholders at the Stockholders’ Meeting whether or not a Change of Recommendation shall have occurred or an Acquisition Proposal shall have been publicly announced or otherwise made known to the Company, its Board of Directors, its Representatives or its stockholders.

(d)           Amendments to Proxy Statement.  If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its Subsidiaries or its or their respective officers or directors should be discovered by the Company which, pursuant to the Securities Act or Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, they shall promptly inform Parent.  Each of Parent, Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.  Each of the Company and Parent shall cause all documents that such party is responsible for filing with the SEC in connection with the Merger to comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and, as applicable, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e)           Other.  For the avoidance of doubt, and without limiting the generality of the foregoing, the Company acknowledges and agrees that its obligations pursuant to this Section 6.03 shall not (except as provided in Section 6.02(e)) be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of an Acquisition Proposal.

Section 6.04           Reasonable Best Efforts; Approvals.

(a)           Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts (unless, with respect to any action, another standard for performance is expressly provided in this Agreement) to take, or cause to be taken, all actions, and to do, or cause to be done and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate, as promptly as reasonably practicable, the Merger and the other Transactions, including preparing and filing as promptly as practicable all documentation to effect all necessary filings and to obtain all necessary or advisable consents, approvals, orders, waivers and authorization of any Governmental Entity or any third party, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Merger and the other Transactions.  In furtherance and not in limitation of the foregoing, each party hereto agrees (i) to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other applicable Antitrust Law with respect to the Transactions as promptly as practicable but in no event more than ten Business Days after the date hereof, (ii) to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable Antitrust Law and (iii) use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 6.04 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorization as applicable, with respect to the approval of the Merger and the other Transactions under the applicable Antitrust Laws as soon as practicable.  In furtherance of the foregoing, each of the parties agrees that its reasonable best efforts to obtain any approvals necessary under any Antitrust Laws shall include offering to hold separate or to divest, or to cause any of its Subsidiaries to hold separate or to divest, any assets or to discontinue offering any service or otherwise to make a commitment to a Governmental Entity regarding its future operations if such action is necessary to obtain approval for consummation of the Transactions and would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

(b)           Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other reasonably apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with

(i) all necessary information as the other may reasonably request in connection with the preparation of any filing or submission pursuant to Section 6.04(a) and (ii) copies of notices or other communications received by Parent or Sub or any of their respective Representatives, or the Company or any of its Representatives, as the case may be, from any Governmental Entity with respect to the Merger and the other Transactions.  To the extent practicable, each of Parent and the Company will consult with the other prior to any meetings, by telephone or in person, relating to the completion of the Transactions with any Governmental Entity, and each of Parent and the Company will have the right to have a representative attend and participate at any such meeting to the extent permitted by such Governmental Entity.

(c)           Each party shall keep the other parties reasonably informed regarding any Litigation instituted (or threatened to be instituted) against the Company, Parent, Sub or any of their respective Affiliates by any Governmental Entity or private party challenging the Merger or the other Transactions, or any agreement contemplated hereby, or that would otherwise reasonably be expected to prevent or materially interfere with or delay the consummation of the Merger and the other Transactions (“Transaction Litigation”).  The Company shall promptly advise Parent orally and in writing and the Company shall cooperate fully with Parent in connection with, and shall consult with and permit Parent and its Representatives to participate in, the defense, negotiations or settlement of any Transaction Litigation and the Company shall give consideration to Parent’s advice with respect to such Transaction Litigation.  The Company shall not, and shall not permit any of its Subsidiaries nor any of its or their Representatives to, compromise, settle, come to a settlement arrangement regarding any Transaction Litigation hereby or consent thereto unless Parent shall otherwise consent in writing, which shall not be unreasonably withheld or delayed.

(d)           Notwithstanding anything to the contrary contained in this Agreement, all obligations of the Company, Parent and Sub to obtain the Financing or any other financing for the Transactions shall be governed exclusively by Section 6.09 and not this Section 6.04.

Section 6.05           Takeover Law.  If any Takeover Law shall become or is deemed to be applicable to the Merger or the other Transactions after the date of this Agreement, the Company and Parent and the members of their respective boards of directors shall grant such approvals and take such actions necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate if possible, and otherwise to minimize, the effects of such Takeover Law on the Merger and the other Transactions and this Agreement.

Section 6.06           Public Announcements.  Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statement with respect to the Merger or the other Transactions and shall not issue any such press release or public statement prior to such consultation, except as otherwise may be required by applicable Law, court process or NYSE rule, regulation or listing agreement.  The parties agree that the initial press release to be issued with respect to the Merger and the other Transactions shall be in the form mutually agreed to by the parties.

Section 6.07           Indemnification and Insurance.

(a)           All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Person who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company, any of its

Subsidiaries or any of their respective predecessors (each, an “Indemnified Party”) as provided in the Company’s Organizational Documents, the Organizational Documents of any Subsidiary of the Company or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(b)           Without limiting Section 6.07(a) or any rights of any Indemnified Party pursuant to any indemnification agreement set forth in Section 6.07(b) of the Company Disclosure Schedule, from and after the Effective Time, in the event of any threatened or actual claim, suit, action, proceeding or investigation (a “Claim”), whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Party is or was a director (including in a capacity as a member of any board committee), or officer of the Company, any of its Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the Transactions, whether in any case asserted or arising before or after the Effective Time, Parent and the Surviving Corporation shall (x) indemnify and hold harmless, as and to the fullest extent permitted by Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking contemplated by applicable Law with respect to repayment of advancement), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Claim, and (y) comply with the terms of each such indemnification agreement with respect to such Claim.  Any determination of entitlement to indemnification under the preceding sentences shall be made by an independent counsel selected jointly by the Surviving Corporation and such indemnified party.  None of Parent or the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification has been sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent.  Parent and the Surviving Corporation shall cooperate with an Indemnified Party in the defense of any matter for which such Indemnified Party has validly sought indemnification under such indemnification agreement.  Parent’s and the Surviving Corporation’s obligations under this Section 6.07(b) shall continue in full force and effect after from the Effective Time.

(c)           The Company or Parent and the Surviving Corporation on behalf of the Company may obtain, at or prior to the Effective Time, prepaid (or “tail”) directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time for six years from the Effective Time, covering each person who is covered by such policies on the date of this Agreement on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of this Agreement; provided that the maximum aggregate annual premium for such insurance policies for any such year shall not be in excess of the maximum aggregate annual premium contemplated by the immediately following sentence; provided, further, that such tail policy may not be amended, modified or cancelled or revoked by the Company, Parent or the Surviving Corporation.  In the event the Company or Parent and the Surviving Corporation does not obtain such “tail” insurance policies, then, for a period of six years from the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time, covering each Indemnified Party on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of this Agreement; provided, however, that neither Parent nor the Surviving Corporation shall be required to pay an aggregate annual premium for such insurance policies in excess of 200% of the annual premium paid by the Company for coverage for its last full fiscal year for such insurance (which amount the Company represents and warrants is set forth in Section 6.07(c) of the Company Disclosure Schedule); and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d)           From and after the Effective Time, in the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its stock, properties or assets to any Person, then, and in each such case, the Surviving Corporation or Parent, respectively, shall cause proper provision to be made so that the successors or assigns or transferees, as the case may be, shall succeed to the obligations set forth in this Section 6.07.

(e)           From and after the Effective Time (but not prior thereto), the provisions of this Section 6.07 (i) are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her Representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

Section 6.08           Access; Confidentiality.

(a)           The Company shall afford to Parent, and to Parent’s Representatives, reasonable access during the period prior to the earlier of the Effective Time and the termination of this Agreement to all of its and its Subsidiaries’ properties, books and records (including all personnel records) and to those employees of the Company to whom Parent reasonably requests access, and, during such period, the Company shall furnish, as promptly as practicable, to Parent all information concerning its and its Subsidiaries’ business, properties, Contracts, assets, liabilities, personnel and financial information and other aspects of the Company and its Subsidiaries as Parent may reasonably request.

(b)           All information received from the Company or its Representatives under Section 6.08(a) shall be subject to the Confidentiality Agreement.

Section 6.09           Financing.

(a)           Each of Parent and Sub shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or replace, the Financing Commitments; except that that Parent and Sub may (x) modify the terms and conditions of the Debt Financing Commitment so long as such modifications would not reasonably be expected to adversely impact the ability of Parent or Sub to timely consummate the transactions contemplated by this Agreement or the likelihood of consummation of the transactions contemplated by this Agreement and (y) replace or amend the Debt Financing Commitment to add lenders, arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Financing Commitment as of the date hereof, or otherwise so long as such replacement or amendment would not reasonably be expected to adversely impact or delay in any material respect the ability of Parent or Sub to consummate the transactions contemplated hereby or the likelihood of the consummation of the transactions contemplated hereby.  Subject to the terms and conditions of this Agreement (including Section 6.09(b) and Section 6.10), each of Parent and Sub shall use its reasonable best efforts (taking into account the anticipated timing of the Marketing Period) to take all actions, and to do all things reasonably necessary, proper or advisable to arrange and obtain the proceeds of the Financing (including the Bridge Loans (as defined in the Debt Financing Commitment), if the funding of the Notes (as defined in the Debt Financing Commitment) as contemplated by the Debt Financing Commitment has not occurred substantially concurrently with or prior to the Merger Closing) on the terms and conditions (including the related flex provisions) described in the Financing Commitments and the Fee Letter, including using its reasonable best efforts to (i) maintain in effect the Financing Commitments in accordance with the terms and subject to the conditions thereof, subject to the foregoing replacement and amendment rights with respect to the Debt Financing Commitment, (ii) satisfy on a timely basis (taking into account the anticipated timing of the Marketing Period) all conditions applicable to Parent and Sub obtaining the Financing at the Merger Closing set forth therein that are within their control, (iii) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and conditions (including the flex provisions) contemplated by the Debt Financing Commitment and the Fee Letter (and provide copies thereof to the Company promptly upon their execution and otherwise keep the Company reasonably informed on a reasonably current basis of the status of their efforts to arrange the Debt Financing) and (iv) upon satisfaction of the conditions set forth in such definitive agreements, consummate the Financing substantially concurrent with the Merger Closing.  Subject to the terms and conditions of this Agreement (including Section 6.09(b) and Section 6.10), in the event any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions) contained in the Debt Financing Commitment and the Fee Letter (other than due to the failure of a condition to the consummation of the Debt Financing resulting from a breach of any representation, warranty, or covenant of the Company set forth in this Agreement), Parent shall promptly notify the Company and shall use its reasonable best efforts to arrange to obtain alternative debt financing (including from alternative sources) no later than August 19, 2011 in an amount such that the aggregate funds that would be available to Parent and Sub at the Merger Closing under such alternative debt financing (when combined with the Equity Financing and cash on hand of the Company) will be sufficient to pay all amounts contemplated by this Agreement to be paid by them and to perform their respective obligations under this Agreement, provided that neither Parent nor Sub shall be required to arrange for or obtain any such alternative debt financing (unless Parent and Sub otherwise determine in their sole discretion) on terms and conditions (including flex provisions) that are less favorable to the interests of Parent and Sub than the terms contained in the Debt Financing Commitment and the Fee Letter.  Parent shall give the Company prompt notice of any breach by any party to any of the Financing Commitments of which Parent or Sub becomes aware, or any termination of any of any of the Financing Commitments.  Parent shall promptly deliver to the Company true and complete copies of all agreements pursuant to which any such financing source shall have committed to provide Parent and Sub with any portion of the Financing.  For purposes of this Section 6.09, Section 6.10 and Section 5.03, references to “Financing” and “Debt Financing” shall include the financing contemplated by the Financing Commitments as permitted by this Section 6.09 to be amended, modified or replaced and references to “Financing Commitments”, “Debt Financing Commitment” and “Fee Letter” shall include such documents as permitted by this Section 6.09(a) to be amended, modified or replaced, in each case from and after such amendment, modification or replacement.

(b)           Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.09 shall require, and in no event shall the reasonable best efforts of Parent or Sub be deemed or construed to require, either Parent or Sub to (i) bring any enforcement action against any source of the Equity Financing to enforce its respective rights under the Equity Financing Commitment, except that Parent shall use its reasonable best efforts to enforce, including by bringing suit for specific performance, the Equity Financing Commitment solely if the Company seeks and is granted a decree of specific performance of the obligation to consummate the Merger Closing after all conditions to the granting thereof set forth in Section

9.06(b) have been satisfied, (ii) seek the Equity Financing from any source other than those counterparty to, or in any amount in excess of that contemplated by, the Equity Financing Commitment or (iii) pay any fees in excess of those contemplated by the Financing Commitments (whether to secure waiver of any conditions contained therein or otherwise).

Section 6.10           Financing Cooperation.

(a)           Prior to the Merger Closing, the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their representatives to, provide to Parent such cooperation reasonably requested by Parent that is reasonably customary to assist Parent and is reasonably customary in causing the conditions in the Debt Financing Commitment to be satisfied and such cooperation as is otherwise reasonably requested by Parent in connection with the Debt Payoff and obtaining the Debt Financing in accordance with the terms and conditions of the Debt Financing Commitments, including cooperation that consists of:

(i)            participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions, sessions with rating agencies and prospective lenders;

(ii)           providing customary authorization and representation letters to Financing Sources authorizing the distribution of information to prospective lenders or investors on a confidential basis;

(iii)          assisting Parent in the preparation of customary rating agency presentations, lender presentations and high yield road show presentations or memoranda, customary bank offering memoranda, syndication memoranda, private offering memoranda, and other marketing materials or memoranda, including business and financial projections, reasonably requested by Parent or Financing Sources, in each case, in connection with the Debt Financing;

(iv)          assisting Parent and Sub in procuring the execution and delivery, effective as of the Effective Time, by the officers of the Company and its Subsidiaries of any customary securities purchase agreement, credit agreement, indentures, notes, guarantees, pledge and security documents, supplemental indentures, currency or interest hedging arrangements, other definitive financing documents, a certificate of the chief financial officer of the Company reasonably satisfactory to the Financing Sources with respect to solvency of the Company and its Subsidiaries on a consolidated basis, a customary “borrowing base” certificate, and other certificates or documents and back-up therefor and for legal opinions as may be reasonably requested by Parent or Financing Sources (including consents of accountants for use of their reports in any materials relating to the Debt Financing) and otherwise reasonably facilitating the pledging of collateral, and the granting of security interests;

(v)           (A) furnishing Parent and its Financing Sources as promptly as practicable with audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries prepared in accordance with GAAP for the three most recently completed fiscal years ended at least 90 days before the Merger Closing Date and unaudited consolidated balance sheets and related statements of income, stockholders’

equity and cash flows of the Company and its Subsidiaries prepared in accordance with GAAP for each subsequent fiscal quarter that ended at least 45 days before the Merger Closing Date and for the comparable quarter of the prior fiscal year, (B) furnishing Parent and its Financing Sources as promptly as practicable with information regarding the Company and its Subsidiaries of the type and form customarily included in private placements under Rule 144A of the Securities Act, including financial statements and pro forma financial statements (including as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days before the Merger Closing Date, prepared after giving effect to the Transactions and the Financing as if the Transactions and the Financing had occurred as of such date (in the case of balance sheets) or at the beginning of such period (in the case of other financial statements) (provided, that such pro forma financial statements shall not be considered a part of the Required Information unless Parent has provided to the Company by at least five days after the end of the ABL Access Period (x) the information relating to the proposed debt and equity capitalization of the Company and its Subsidiaries after the Effective Time that is reasonably necessary for the Company to prepare the pro forma financial statements and (y) any other information that may be reasonably and timely requested by the Company concerning the assumptions underlying the pro forma adjustments to be made in such pro forma financial statements, which assumptions shall be the responsibility of Parent), in each case, prepared in accordance with GAAP, audit reports, business and other financial data of the type required in a registered offering of debt securities by Regulation S-X and Regulation S-K promulgated under the Securities Act, or as otherwise necessary to receive from the Company’s independent accountants (and any other accountant to the extent financial statements audited or reviewed by such accountants are or would be included in such offering memorandum) customary “comfort”  (including “negative assurance” comfort), together with drafts of customary comfort letters that such independent accountants are prepared to deliver upon the “pricing” of any high-yield bonds being issued in lieu of any portion of the Debt Financing, with respect to the financial information to be included in such offering memorandum and which, with respect to any interim financial statements, shall have been reviewed by the Company’s independent accountants as provided in AU 722 and (C) providing Parent and its Financing Sources for a period of 50 calendar days from and after the date of this Agreement with all access and information reasonably and customarily required for the completion of field audits and appraisals of the Company’s and its Subsidiaries’ accounts receivable and inventory in connection with obtaining an asset-based loan facility pursuant to the Debt Financing Commitments (such 50 calendar day period, the “ABL Access Period”) (all such information and documents in this clause (v) to be furnished by the Company, together with any replacements or restatements thereof, and supplements thereto, if any such information would go stale or otherwise be unusable under customary practices for such purposes, the “Required Information”);

(vi)          using reasonable best efforts to cooperate with Parent and Parent’s efforts to obtain customary and reasonable corporate and facilities ratings, landlord waivers and estoppels, non disturbance agreements, Phase I environmental site assessments, surveys and title insurance (including providing reasonable access to Parent and its representatives to all owned or leased real property) as reasonably requested by Parent with respect to the Debt Financing;

(vii)         using reasonable best efforts to cooperate with Parent and Parent’s efforts to (x) permit Financing Sources to evaluate the Company’s and its Subsidiaries’ current assets, inventory, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements to the extent customary and reasonable and (y) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, provided that such agreements and arrangements will only be effective upon the Merger Closing;

(viii)        granting Financing Sources, upon reasonable request, access to the Company’s and its Subsidiaries’ respective properties, assets and cash management and accounting systems (including cooperating in and facilitating the completion of field examinations, collateral audits, asset appraisals, surveys, Phase I environmental site assessments and engineering/property condition reports);

(ix)           delivery of notices of prepayment within the time periods required by the relevant agreements governing Indebtedness and obtaining customary payoff letters, lien terminations and instruments of discharge to be delivered at the Merger Closing, and giving any other necessary notices, to allow for the payoff, discharge and termination in full on the Merger Closing, of all Indebtedness other than as set forth in Section 6.10(a)(ix) of the Parent Disclosure Schedule (the “Debt Payoff”);

(x)            furnishing Parent and its Financing Sources promptly with all documentation and other information which any lender providing or arranging Debt Financing has reasonably requested and that such lender has determined is required by regulatory authorities in connection with such Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act; and

(xi)           otherwise cooperating with the marketing efforts of the Parent and its Financing Sources for any of the Financing as necessary or reasonably requested by the Parent or its Financing Sources;

provided that (u) nothing in this Section 6.10 shall require such cooperation to the extent it would require the Company to waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Merger Closing or after termination of this Agreement for which it has not received prior reimbursement by or on behalf of Parent, (v) the pre-Closing board of directors and officers of the Company and the pre-Closing directors and officers of Subsidiaries of the Company shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which any portion of the Financing is obtained, (w) except as set forth in clauses (ii) and (ix) of this Section 6.10(a), none of the Company nor any of its Subsidiaries shall be required to execute, prior to the Merger Closing, any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with any portion of the Financing, unless such documents, agreements, certificates or opinions will only be effective as of the Effective Time, (x) except as expressly provided above, none of the Company nor any of its Subsidiaries shall be required to take any corporate actions prior to the Closing to permit the consummation of the Financing, (y) nothing herein shall require such cooperation from the Company or its Affiliates to the extent it would unreasonably interfere with the ongoing operations of the Company or its Affiliates, and (z) none of the Company or any of its Affiliates or any of their respective

Representatives shall have any liability under any certificate, agreement, arrangement, document or instrument relating to any portion of the Financing except, in the case of the Company and its Subsidiaries, upon the Merger Closing.

(b)           Parent shall promptly, upon request by the Company, reimburse the Company for all of its and its Affiliates’ documented reasonable out-of-pocket costs and expenses (including accountants’ fees and reasonable attorneys’ fees) incurred by the Company and its Affiliates in connection with the cooperation of the Company and its Affiliates contemplated by this Section 6.10.

(c)           Parent shall indemnify and hold harmless the Company, its Subsidiaries, its Principal Stockholders, its controlled Affiliates and its and their respective directors, officers, advisors and Representatives (including the pre-Closing directors and officers of the Company or any of its Subsidiaries) (collectively, the “Indemnitees”) for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing and/or the provision of information utilized in connection therewith (other than information provided in writing specifically for such use by or on behalf of the Company or any of its Subsidiaries) to the fullest extent permitted by applicable Law, other than to the extent any of the foregoing arises from (i) the willful misconduct, gross negligence, or material breach of its obligations of any of the Company, its Subsidiaries, its Principal Stockholders, its controlled Affiliates or its or their respective directors, officers, employees, attorneys, accountants or other advisors or Representatives (unless such willful misconduct, gross negligence or material breach results from an action taken (or not taken) by an Indemnitee at the request of Parent or Sub or in order to comply (or cause the Company or any of its Affiliates to comply) with obligations of the Company or any of its Affiliates under this Agreement or any of the Financing Commitments, in which case the exclusion contained in this clause (i) shall not apply) or (ii) any information provided by or on behalf of the Company or any of its Affiliates in connection with the Debt Financing to the extent such information is the subject of any of the representations or warranties set forth in Article III and where such information would constitute a breach of any such representation or warranty.  Parent’s obligations under Section 6.10(b) and this Section 6.10(c) are referred to collectively as the “Reimbursement Obligations”.

(d)           The Company shall or shall cause its Subsidiaries to supplement the Required Information and the other information contemplated by clause (iii) of paragraph (a) on a reasonably current basis to the extent that any such information, to the Knowledge of the Company, contains any material misstatement of fact or omits to state any material fact necessary to make such information not materially misleading.  The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

Section 6.11           Notification of Certain Matters.  Each party hereto shall give prompt notice to the other of (a) any Transaction Litigation or (b) the occurrence, or non-occurrence, of any change, effect, event, change in circumstance, occurrence or discovery of any fact that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any party to effect the Merger set forth in Article VII not to be satisfied; provided that the delivery of any notice pursuant to this Section 6.11 shall not limit or otherwise affect the remedies available hereunder.

Section 6.12           Rule 16b-3 Matters.  Prior to the Effective Time, the Company shall take all such steps as may be required or advisable to cause dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company (including a director by deputization) to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.13           Stock Exchange Delisting.  The Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and the rules and policies of NYSE to enable the delisting by the Company of the Class A Common Stock from NYSE and the deregistration of the Class A Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.14           FIRPTA Certificates.  The Company shall, and shall cause EMS LP to, use reasonable best efforts to deliver to Parent (and to the Company in the case of EMS LP), at the Effective Time, properly completed and executed certificates to the effect that the Company Common Stock and all of EMS LP’s partnership interests, respectively, are not U.S. real property interests (such certificates in the form required by Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3)).

Section 6.15           Employees.

(a)           It is Parent’s current intention to: (i) with respect to employees who are not covered by Collective Bargaining Agreements, cause the Surviving Corporation to provide compensation and employee benefits at substantially the same levels and on substantially the same terms and conditions as currently in effect (other than equity-based programs); and (ii) with respect to employees who are covered by Collective Bargaining Agreements, cause the Surviving Corporation to continue to provide terms and conditions of employment consistent with the terms and conditions of the applicable Collective Bargaining Agreements, subject to customary negotiations with respect to such terms and conditions; provided that nothing herein is intended to (x) amend any Company Benefit Plan, (y) prevent the amendment or termination of any Company Benefit Plan in accordance with its terms, or (z) prohibit the Surviving Corporation from changing the current levels of compensation and employee benefits or related terms and conditions following the Effective Time in its discretion.  Notwithstanding anything to the contrary set forth herein, nothing herein shall preclude the  Surviving Corporation from terminating the employment of any employee at any time.

(b)           Effective as of immediately prior to the Effective Time, the Surviving Corporation hereby assumes the duties and obligations of the Company under the employment agreements listed on Section 6.15(b) of the Company Disclosure Schedule.

(c)           This Section 6.15 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.15, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.15.

Section 6.16           Treatment of Stock Purchase Plans.  Not later than the date of this Agreement, the Company shall have taken all action necessary such that (i) as of the date of this Agreement, (x) no individual shall be permitted to commence participation in the Company’s Employee Stock Purchase Plan and Stock Purchase Plan, and (y) no current participants in such plans shall be permitted to increase their deferral elections thereunder and (ii) such plans shall terminate as of the end of the offering period currently in effect as of the date of this Agreement or, if earlier, the Effective Time.  Promptly after the end of the offering period currently in effect, the Company or the Surviving Corporation (as applicable) shall return to participants (without interest) any cash not applied to the purchase of shares of the Company Common Stock.

Section 6.17           Preservation of Partnership.  The Company shall take such steps as Parent may reasonably request so that, upon the conversion of all of the LP Exchangeable Units prior to the Effective Time, EMS LP continues to exist as a Delaware limited partnership in good standing, including, if requested by Parent, transferring prior to or upon the conversion of all of the LP Exchangeable Units one or more units of limited partnership interest in EMS LP to a newly formed Delaware limited liability company of which the Company is the sole member.

Section 6.18           Termination of Agreements with Principal Stockholders and Affiliates.  Immediately prior to the Effective Time, the Company shall execute an agreement in a form reasonably acceptable to the parties terminating all Contracts between the Company or any of its Subsidiaries, on the one hand, and the Principal Stockholders and any of their Affiliates, except as otherwise agreed by Parent.

ARTICLE VII.

CONDITIONS TO THE MERGER

Section 7.01           Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger and the other Transactions shall be subject to the satisfaction or (to the extent permitted by Law) written waiver at or prior to the Effective Time of the following conditions:

(a)           Stockholder Approval.  The Stockholder Approval shall have been obtained.

(b)           Regulatory Approvals. (i) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and (ii) the regulatory consent set forth in Section 7.01(b)(ii) of the Parent Disclosure Schedule shall have been obtained.

(c)           No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction, Law or other Order issued by any court of competent jurisdiction (collectively, “Restraints”) shall be in effect enjoining or otherwise preventing or prohibiting the consummation of the Merger.

Section 7.02           Conditions to Obligations of Parent and Sub to Effect the Merger.  The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of the Company (i) set forth in Section 4.02 (other than the last sentence of 4.02(a) and Section 4.02(e)) and Section 4.19 (solely as it relates to the Principal Stockholders and their Affiliates) and Section 4.22 shall be true and correct in all material respects as of the date of this Agreement and the Effective Time as though made at the Effective Time, (ii) set forth in Section 4.04, Section 4.08(c), Section 4.21 and Section 4.23 shall be true and correct as of the date of this Agreement and as at the Effective Time as though made at the Effective Time and (iii) set forth in this

Agreement, other than those described in clauses (i) and (ii) above, shall be true and correct as of the date of this Agreement and at the Effective Time as though made at the Effective Time (without giving effect to any “materiality”, “Company Material Adverse Effect” or similar qualifier therein), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect; provided in each case that representations and warranties made as of a specific date (whether referred to in clause (i), (ii) or (iii)) shall be required to be so true and correct (subject to such qualifications) as of such date only.  Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer thereof to such effect.  Solely for purposes of this Section 7.02(a), if one or more inaccuracies in the representations and warranties set forth in Section 4.02 (other than the last sentence of Section 4.02(a) and Section 4.02(e)) would cause the aggregate Merger Consideration required to be paid by Parent and Sub to increase by an amount in excess of $2.0 million or more in the aggregate, such inaccuracy or inaccuracies will be deemed to be material for purposes of Section 7.02(a)(i).

(b)           Performance of Obligations of the Company.  The Company shall have performed or complied in all material respects with obligations required to be performed or complied with by it under this Agreement at or prior to the Merger Closing, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer thereof to such effect.

(c)           No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any change, event, state of facts, development or occurrence that constitutes a Company Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer thereof to such effect.

(d)           Unitholders Agreement.  The Unitholders Agreement shall have been executed and delivered by all of the parties thereto, the Principal Stockholders shall have complied with all of their obligations therein and all of the transactions contemplated thereby shall have been consummated.

Section 7.03           Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct as of the Effective Time as though made at the Effective Time (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) (in each case without giving effect to any “materiality”, “Parent Material Adverse Effect” or similar qualifier therein) except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect.  The Company shall have received a certificate signed on behalf of Parent by an executive officer thereof to such effect.

(b)           Performance of Obligations of Parent and Sub.  Parent and Sub shall have performed or complied in all material respects with its obligations required to be performed or complied with by it under this Agreement at or prior to the Merger Closing, and the Company shall have received a certificate signed on behalf of Parent by an executive officer thereof to such effect.

Section 7.04           Frustration of Closing Conditions.  Neither Parent nor Sub may rely on the failure of any condition set forth in Sections 7.01 or 7.02 to be satisfied if a principal cause of such failure was the failure of Parent or Sub to perform any of its obligations under this Agreement.  The Company may not rely on the failure of any condition set forth in Sections 7.01 or 7.03 to be satisfied if a principal cause of such failure was its failure to perform any of its obligations under this Agreement.

ARTICLE VIII.

TERMINATION; AMENDMENT; WAIVER

Section 8.01           Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval:

(a)           by mutual written consent of the Company and Parent;

(b)           by either Company or Parent:

(i)            if the Merger shall not have been consummated on or before August 19, 2011 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party if the failure of such party to perform any of its obligations under this Agreement has been a principal cause of the failure of the Merger to be consummated on or before such date (it being understood that Parent and Sub shall be deemed a single party for purposes of the foregoing proviso);

(ii)           if any Restraint enjoining or otherwise prohibiting or making illegal the consummation of the Merger shall be in effect and shall have become final and nonappealable, provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall not be available to any party unless such party shall have complied with its obligations under Section 6.04 to prevent, oppose or remove such Restraint; or

(iii)          the Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereto;

(c)           by Parent, if there shall be any breach or inaccuracy in any of the Company’s representations or warranties set forth in this Agreement or the Company has failed to perform any of its covenants or other agreements set forth in this Agreement, which inaccuracy, breach or failure to perform (i) would give rise to, if occurring or continuing at the Effective Time, the failure of any condition set forth in Section 7.02(a) or Section 7.02(b) and (ii) has not been or is not capable of being cured by the Company prior to the earlier of (x) the Outside Date and (y) the 60th calendar day after its receipt of written notice thereof from Parent; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(c) if Parent or Sub is then in breach of any of its representations, warranties, covenants or other agreements hereunder which breach or failure to perform would give rise to the failure of any condition set forth in Section 7.03(a) or Section 7.03(b);

(d)           by the Company, if there shall be any breach or inaccuracy in any of Parent’s or Sub’s representations or warranties set forth in this Agreement or Parent or Sub has failed to perform any of its covenants or other agreements set forth in this Agreement, which inaccuracy, breach or failure to perform (i) would give rise if occurring or continuing at the Effective Time, to the failure of any condition set forth in Section 7.03(a) or Section 7.03(b) and (ii) has not been or is not capable of being cured by Parent or Sub prior to the earlier of (x) the Outside Date and (y) the 60th calendar day after its receipt of written notice thereof from the Company; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(d) if the Company is then in breach of any of its representations, warranties, covenants or other agreements hereunder which breach or failure to perform would give rise to the failure of any condition set forth in Section 7.02(a) or Section 7.02(b);

(e)           by Parent, in the event that any of the following shall have occurred: (i) a Change of Recommendation; (ii) the Company failed to include in the Proxy Statement, when mailed, the Recommendation and a statement of the findings and conclusions of the Board of Directors referred to in Section 4.04(b), (iii) if, following the disclosure or announcement of an Acquisition Proposal (other than a tender or exchange offer described in clause (iv) below), the Board of Directors shall have failed to reaffirm publicly the Recommendation within five Business Days after Parent requests in writing that such recommendation under such circumstances be reaffirmed publicly, or (iv) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have announced, within ten Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer (any such event contemplated by this Section 8.01(e), a “Triggering Event”); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(e) if the Stockholder Approval shall have been obtained;

(f)            by the Company, after compliance with the procedures set forth in Section 6.02(e), in order to accept a Superior Proposal and enter into the Alternative Acquisition Agreement providing for such Superior Proposal, provided, that the Company shall pay the Break-Up Fee in accordance with Section 8.03(e) prior to or concurrently with any termination of this Agreement by the Company pursuant to this Section 8.01(f); or

(g)           by the Company, if, after the Marketing Period, (i) all of the conditions set forth in Section 7.01 and Section 7.02 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Merger Closing, each of which is capable of being satisfied at the Merger Closing), (ii) Parent shall have failed to consummate the Merger Closing by the time set forth in Section 2.02, (iii) the Company has notified Parent in writing that it stands and will stand ready, willing and able to consummate the Merger at such time, and (iv) the Company shall have given Parent written notice at least one Business Day prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.01(g) and the basis for such termination.

Any proper termination of this Agreement pursuant to this Section 8.01 shall be effective immediately upon the delivery of written notice of the terminating party to the other parties.

Section 8.02           Effect of Termination.  If this Agreement is terminated pursuant to Section 8.01, this Agreement shall forthwith become void and have no further force or effect, without any liability or obligation on the part of any party or its directors, officers, or stockholders (or holders of other equity interests) except for the applicable provisions of this Article VIII and Article IX.

Section 8.03           Fees and Expenses.

(a)           The filing, printing and mailing fees and expenses associated with the Proxy Statement shall be paid by the Company.  Whether or not the Merger or the other Transactions are consummated, all other fees and expenses incurred in connection with this Agreement, the Merger and the other Transactions shall be paid by the party incurring such fees or expenses.

(b)           Notwithstanding anything to the contrary in this Agreement, if Parent and Sub fail to effect the Merger Closing when required by Section 2.02 for any or no reason or otherwise breach this Agreement or fail to perform hereunder (in any case, whether willfully, intentionally, unintentionally or otherwise), then, (i) except for the right of the Company to seek an injunction, specific performance or other equitable relief in accordance with Section 9.06, the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against any of (w) Parent, Sub or the Sponsor, (x) any Financing Source, (y) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of any Person named in clause (w) or (x) of this Section 8.03(b)(i), and (z) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of any of the foregoing (the persons described in clauses (w), (x), (y) and (z), collectively, the “Parent Related Parties”) for any breach, loss or damage shall be to terminate this Agreement as provided, and only to the extent provided, in Section 8.01(d) or Section 8.01(g), and receive payment of a Termination Fee under and only to the extent provided by Section 8.03(c), and (ii) following termination of this Agreement in accordance with Section 8.01(d) or Section 8.01(g) and payment of the Termination Fee as provided in the immediately foregoing clause (i), none of the Parent Related Parties will have any Liability to the Company, its Subsidiaries or any of its and their Affiliates or any other Person relating to or arising out of this Agreement, the Limited Guarantee, the Financing Commitments or otherwise, whether at law or equity, in contract in tort or otherwise, and no Person will have any rights or claims against any of the Parent Related Parties hereunder or thereunder.  In the event that the Company terminates this Agreement in accordance with Section 8.01(d) or Section 8.01(g) and Parent thereafter pays the Termination Fee to the Company, then the Company agrees to cause any Litigation pending in connection with this Agreement or any of the Transactions (including any Litigation related to the Financing, the Equity Financing Commitment, the Debt Financing Commitments or the Limited Guarantee) by the Company or its Subsidiaries, and seek to cause any such Litigation by its and their Affiliates and any of their respective former, current or future directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of any of the foregoing (collectively, the “Company Related Parties”) against Parent, Sub or any Parent Related Party to be dismissed with prejudice promptly, and in any event within five Business Days, after payment of the Termination Fee.  In no event shall any of the Company Related Parties seek on behalf of any Company Related Party any damages from, or otherwise bring any Litigation against, any Parent Related Party in connection with this Agreement or any of the Transactions (including any Litigation related to the Financing, the Equity Financing Commitments, the Debt Financing Commitments or any of the Limited Guarantee), other than Litigation to recover payment of the Termination Fee to the extent the Termination Fee is not paid when due pursuant to Section 8.03(c) or for specific performance, injunction or other equitable remedy in accordance with Section 9.06.  In no event shall the Company be entitled to seek the remedy of specific performance of this Agreement other than in accordance with Section 9.06.  Nothing in this Section 8.03 shall in any way expand or be deemed or construed to expand the circumstances in which Parent, Sub or any other Parent Related Party may be liable under this Agreement or any of the Transactions contemplated hereby (including the Financing).

(c)           If this Agreement is terminated by the Company pursuant to Section 8.01(d) or Section 8.01(g), then Parent will pay the Company an amount equal to $203,884,000 (the “Termination Fee”).  In the event the Termination Fee is payable, such fee will be paid to the Company by Parent by wire transfer of immediately available funds (to an account or accounts designated by the Company) within two Business Days after the date of termination of this Agreement.  Solely for purposes of establishing the basis for the amount thereof, and without in any way increasing the amount of the Termination Fee or expanding the circumstances in which the Termination Fee is to be paid, it is agreed that the Termination Fee is liquidated damages, and not a penalty, and the payment of the Termination Fee in the circumstances specified herein is supported by due and sufficient consideration (including the fact that the holders of the Company Common Stock and LP Exchangeable Units immediately prior to the Effective Time would not be entitled to receive the Merger Consideration at the Effective Time).  While the Company may pursue both a grant of specific performance, injunction or other equitable remedies under Section 9.06(b) and the payment of Termination Fee under this Section 8.03(c), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the obligation to consummate the Merger Closing and monetary damages in connection with this Agreement or any termination of this Agreement, including all or any portion of the Termination Fee.

(d)           Except for the payment by Parent or Sub of the Termination Fee when required and to the extent set forth in 8.03(c), payment by Parent or Sub of the Reimbursement Obligations as provided in Sections 6.10(b) if the Termination Fee has not already been paid and payment by the Sponsor pursuant to, and in accordance with, the Limited Guarantee when required and to the extent set forth therein, none of Parent, Sub nor any other Parent Related Party shall have any Liability for any Damages to the Company or any other Company Related Party in connection with this Agreement (including in respect of any breach of any representation, warranty, covenant or agreement or the failure of the Merger to be consummated) or the Transactions contemplated hereby and in no event shall any party hereto nor any Parent Related Party be liable for or obligated to pay consequential, special, multiple, punitive or exemplary damages including, but not limited to, damages arising from loss of profits, business opportunities or goodwill in respect of any breach or failure to comply with this Agreement or in respect of any of the Transactions (including the Financing and the Financing Commitments).  The parties acknowledge and agree that in no event will Parent be required to pay the Termination Fee on more than one occasion.

(e)           If the Break-Up Fee has not already been paid pursuant to the terms of this Agreement, then if this Agreement is terminated by Parent pursuant to Section 8.01(e) or by the Company pursuant to Section 8.01(f), then, in any such case, the Company shall pay to Clayton, Dubilier & Rice, LLC (“CD&R”), or an Affiliate thereof designated by CD&R, a non-refundable cash payment by wire transfer of immediately available funds to an account or accounts designated by CD&R, or an Affiliate thereof designated by CD&R, in an amount equal to $116,505,000 (the “Break-Up Fee”).  For avoidance of doubt, if the Break-up Fee is paid, no payment other than the Break-Up Fee shall be made with respect to the expenses of Parent or Sub.

(f)            Any fee payable by the Company pursuant to Section 8.03(e) as the result of a termination of this Agreement by the Parent pursuant to Section 8.01(e) shall be paid within two Business Days following the date notice of termination is given.  Any fee payable by the Company pursuant to Section 8.03(e) as the result of the termination of this Agreement by Parent pursuant to Section 8.01(f) shall be paid prior to or concurrently with such termination.

(g)           Each of the Company, Parent and Sub acknowledges that the agreements contained in this Section 8.03 are an integral part of the Transactions and that, without these agreements, neither the Company nor Parent would have entered into this Agreement.  Accordingly, if the Company or Parent fails promptly to pay any amount due pursuant to this Section 8.03, and, in order to obtain such payment, Parent or the Company commences a suit that results in a judgment against the other party for such fee, the Company or Parent, as the case may be, shall pay to the other party its costs and expenses (including reasonable attorneys fees and expenses) in connection with such suit, together with interest on the amount of the applicable fee at the prime lending rate as published in The Wall Street Journal, in effect on the date such payment was required to be made.

ARTICLE IX.

MISCELLANEOUS

Section 9.01           No Survival of Representations and Warranties; Effect of Knowledge.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.02           Amendment.  This Agreement may be amended by the parties at any time before or after receipt of the Stockholder Approval; provided, however, that after the Stockholder Approval has been obtained, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without such approval having been obtained.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 9.03           Counterparts; Effectiveness.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original to the other parties.

Section 9.04           Governing Law.  This Agreement and any Litigation (whether at Law, in contract or in tort) that may be directly or indirectly based upon, arise out of or relate to this Agreement or any of the Transactions, or the negotiation, execution or performance hereof or thereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might apply under applicable principles of conflicts of laws thereof.

Section 9.05           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.06           Specific Performance; Jurisdiction; Enforcement.

(a)           The parties agree that irreparable damage would occur in the event that the Company  does not perform or otherwise breaches provisions of this Agreement in accordance with their specific terms and that any such breach of this Agreement could not be adequately compensated in all cases by monetary damages alone.  The parties acknowledge and agree that, prior to the valid termination of this Agreement pursuant to Section 8.01, Parent and Sub shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by the Company and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

(b)           It is acknowledged and agreed that, subject to Section 6.09(b) and the following provisions of this Section 9.06(b), the Company shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.  Notwithstanding the foregoing, the Company shall be entitled to seek specific performance to cause the Equity Financing to be funded to fund the Merger Consideration and to consummate the Merger only in the event that each of the following conditions has been satisfied:  (i) all conditions set forth in Section 7.01 and Section 7.02 have been satisfied or waived (excluding the conditions that by their terms are to be satisfied at the Merger Closing, but subject to the satisfaction or waiver of those conditions), (ii) the Debt Financing has been funded or will be funded at the Merger Closing if the Equity Financing is funded at the Merger Closing, (iii) Parent and Sub fail to complete the Merger Closing in accordance with Section 2.02 and (iv) the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, and Parent and Sub otherwise comply with their obligations hereunder, then the Merger Closing will occur.

(c)           Each party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance (other than on the basis that such remedy is not available pursuant to the terms of this Agreement) to prevent or restrain breaches of this Agreement by such party, and to specifically enforce the terms and provisions of this Agreement, in each case when available pursuant to the terms of this Agreement, to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 9.06.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case when available pursuant to the terms of this Agreement, shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 9.06.

(d)           Each of the parties irrevocably (i) submits itself to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the United States District Court sitting in New Castle County in the State of Delaware) for the purpose of any Litigation directly or indirectly based upon, relating to or arising out of this Agreement or any of the Transactions or the negotiation, execution or performance hereof or thereof, or any other appropriate form of specific performance or equitable relief, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or the Transactions

(including the Financing Commitments) in any court other than the Chancery Court of the State of Delaware (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court of Delaware).  Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Litigation with respect to this Agreement, (x) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 9.06, (y) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (z) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.  Notwithstanding the foregoing, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, against the Debt Financing sources in any way relating to this Agreement or any of the Transactions, including but not limited to any dispute arising out of or relating to the Debt Financing Commitments or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof).

(e)           Each of the parties hereby irrevocably consents to service being made through the notice procedures set forth in Section 9.08 and agrees that service of any process, summons, notice or document by personal delivery or by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 9.08 shall be effective service of process for any Litigation in connection with this Agreement or the Transactions.  Nothing in this Section 9.06 shall affect the right of any party to serve legal process in any other manner permitted by Law.

Section 9.07           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) BETWEEN THE PARTIES HERETO DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS (INCLUDING ANY SUCH LITIGATION INVOLVING THE EQUITY FINANCING COMMITMENT OR THE DEBT COMMITMENT) OR THE NEGOTIATION, EXECUTION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.08           Notices.  Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service; or (b) transmitted by telecopy or e-mail (with confirmation of transmission) confirmed with a copy delivered as provided in clause (a), in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, telecopy number, e-mail address or Person as a party may designate by notice to the other parties); provided, that any communication delivered or sent on a day that is not a Business Day or after 5:00 p.m., New York City time, on a Business Day shall be deemed to have been delivered or sent on the next following Business Day:

To Parent:
CDRT Acquisition Corporation
c/o Clayton, Dubilier & Rice, LLC
375 Park Avenue, 18th Floor
	Telecopy:	212-407-5252
	Email:	rschnall@cdr-inc.com
kgiuriceo@cdr-inc.com
	Attention:	Richard J. Schnall
Kenneth A. Giuriceo

with a copy to:

Debevoise & Plimpton, LLP
919 Third Avenue
New York, NY 10022
	Telecopy:	212-909-6836
	Email:	psbird@debevoise.com
jelevits@debevoise.com
	Attention:	Paul S. Bird
Jonathan E. Levitsky

To the Company:

Emergency Medical Services Corporation
6200 South Syracuse Way, Suite 200
Greenwood, CO 80111
	Telecopy:	303-495-1800
	Email:	Craig.Wilson@emsc.net
	Attention:	Craig A. Wilson

with a copy to:

Kaye Scholer LLP
425 Park Avenue, 16th Floor
New York, NY 10022
	Telecopy:	212-836-8689
	Email:	jgreenberg@kayescholer.com and
lfisher@kayescholer.com
	Attention:	Joel I. Greenberg
Lynn Toby Fisher

Section 9.09           Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (in whole or in part) by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, and any such assignment without such consent shall be null and void; provided that, prior to the Merger Closing, Parent and Sub may assign this Agreement (in whole but not in part) (i) to one or more Subsidiaries of Parent and (ii) as security to any lender or financial institution providing financing for the Transactions.  No assignment by any party shall relieve such party of any of its obligations hereunder.  Subject to the preceding sentences, this Agreement shall be binding upon, and shall inure to the benefit of, and shall be enforceable by the parties hereto and their respective successors and assigns.

Section 9.10           Further Assurances.  The parties agree to execute and deliver to each other such other documents and to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 9.11           Entire Agreement; Benefit.

(a)           This Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule), the Unitholders Agreement, the Limited Guarantee and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

(b)           Neither this Agreement nor any other agreement contemplated hereby is intended to or shall confer upon any person other than the parties hereto or thereto any legal or equitable rights or remedies or benefits of any nature whatsoever except, following the Effective Time, for the provisions of Section 6.07.  Notwithstanding the immediately preceding sentence, (i) following the Effective Time, the provisions of Article III relating to the payment of the Merger Consideration shall be enforceable by holders of Company Equity Awards, (ii) the Financing Sources are hereby made third party beneficiaries of Section 6.09(b), Section 8.03(b), Section 8.03(c), Section 8.03(d), Section 9.06(d), Section 9.07, and this Section 9.11(b) and (iii) CD&R, or an Affiliate thereof designated by CD&R, is hereby made a third party beneficiary of Section 8.03(e), Section 8.03(f) and Section 8.03(g).

(c)           The representations and warranties set forth in this Agreement have been made solely for the benefit of the parties to this Agreement and (i) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; and (ii) have been qualified by reference to the Company Disclosure Schedule which contains certain disclosures that are not reflected in the text of this Agreement.

Section 9.12           Extension; Waiver.

(a)           At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) to the extent permitted by Law, waive any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) subject to the proviso to the first sentence of Section 9.02 and to the extent permitted by Law, waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(b)           The failure of any party to this Agreement to exercise any of its rights under this Agreement or otherwise shall not constitute a waiver by such party of such right.

Section 9.13           Disclosure Schedules.  All capitalized terms not defined in the Company Disclosure Schedule and the Parent Disclosure Schedule shall have the meanings ascribed to them in this Agreement.  Any disclosure set forth in one section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such disclosure is relevant to such other Section or subsection.  No disclosure in the Company Disclosure Schedule relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

Section 9.14           Interpretation.

(a)           When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.

(b)           The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)           Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The word “will” shall be construed to have the same meaning and effect of the word “shall”.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The word “or” shall be deemed to mean “and/or”.

(d)           All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  References to a person or Person are also to its permitted successors and assigns.

(e)           The phrase “made available,” when used in reference to anything made available to Parent, Sub or their Representatives shall be deemed to mean uploaded to and made available to Parent, Sub and their Representatives in the on-line data room hosted on behalf of the Company in the on-line workspace captioned “Folder” or otherwise being in the possession of Parent, Sub or their Representatives (and in such case accessible without limitation to Parent and Sub) prior to the date hereof.

(f)            Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(g)           Each of the parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

(h)           Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of Parent and the Surviving Corporation to cause such Subsidiary to take such action.  Whenever this Agreement requires Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Sub to take such action.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

CDRT ACQUISITION CORPORATION

By:	/s/ Theresa Gore
Name: Theresa Gore
Title: Vice President and Secretary

CDRT MERGER SUB, INC.

By:	/s/ Theresa Gore
Name: Theresa Gore
Title: Vice President and Secretary

EMERGENCY MEDICAL SERVICES CORPORATION

By:	/s/ William A. Sanger
Name: William A. Sanger
Title: Chief Executive Officer

[Signature Page To Agreement And Plan Of Merger]